UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MDC PARTNERS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MDC PARTNERS INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT an annual meeting (the “Meeting”) of the shareholders of MDC Partners Inc. (“MDC Partners”, “MDC” or the “Company”) will be held at MDC Partners’ Innovation Centre, 745 Fifth Avenue (19th Floor), New York, N.Y. on Wednesday, June 1, 2016 at 10:00 a.m. (New York City time) for the following purposes:

1.	To elect the five (5) director nominees of MDC Partners;
2.	To appoint auditors and to authorize the Audit Committee to determine the auditors’ remuneration;
3.	To approve the Company’s 2016 Stock Incentive Plan;
4.	To hold a non-binding advisory vote to approve executive compensation; and
5.	To transact such further and other business as may properly come before the Meeting or any adjournment thereof.

The accompanying Proxy Statement and Management Information Circular provide additional information to the matters to be dealt with at the Meeting and is deemed to form part of this notice. Attendance and voting are limited to shareholders of record at the close of business on April 11, 2016. The proxy cut off may be waived or extended by the chairman of the Meeting without notice.

Shareholders who are unable to attend the Meeting in person, are asked to complete, date and sign the enclosed form of proxy and to return it promptly in the envelope provided.

Proxies to be used at the Meeting must be received by CST Trust Company, not later than 10:00 a.m. (Eastern Daylight Time) on Monday, May 30, 2016 (or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting). Proxies may be submitted by one of the following alternative methods:

By Internet:  www.cstvotemyproxy.com and enter the 13 digit control number printed on the form of proxy and follow the instructions on screen;
By Phone:  1-888-489-5760 (toll-free in North America) and enter the 13 digit control number printed on the form of proxy:
By Email:  proxy@canstockta.com;
By Fax:  416-368-2502 or 1-866-781-3111 (toll-free in North America); or
By Mail:  CST Trust Company, Attn. Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1.

If you have any questions or require any assistance with your vote, please contact our proxy solicitation agent Kingsdale Shareholder Services at The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2, by toll-free telephone in North America at 1-866-228-8614 or by collect call outside North America at 416-867-2272 or by email at contactus@kingsdaleshareholder.com.

By Order of the Board of Directors

MITCHELL S. GENDEL
General Counsel and Corporate Secretary

New York, N.Y.
April 22, 2016

MDC PARTNERS INC.

PROXY STATEMENT AND
MANAGEMENT INFORMATION CIRCULAR

Annual Meeting of Shareholders
to be held on June 1, 2016

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This Proxy Statement and Management Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of MDC Partners Inc. (“MDC Partners,” “MDC” or the “Company”) for use at the annual meeting of shareholders of MDC Partners to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournments or postponements thereof. Such meeting is hereinafter referred to as the “Meeting”. The information contained in this Circular is given as of the date hereof, except as otherwise noted herein. The address of the principal executive office of MDC Partners is 745 Fifth Avenue, 19th Floor, New York, NY 10151, and its registered address is 33 Draper Street, Toronto, Ontario M5V 2M3. This Circular, the accompanying notice and the enclosed form of proxy are expected to first be mailed to shareholders on or about Friday, April 22, 2016.

Management expects that proxies will be solicited primarily by mail. Employees of MDC Partners or persons retained by MDC Partners for that purpose may also solicit proxies personally or by telephone. Employees who help us in the solicitation will not be specially compensated for those services but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. If a holder holds his, her or its shares in the name of a bank, broker or other nominee, see “Beneficial Owners” below.

The Company has entered into an agreement with Kingsdale Shareholder Services for proxy solicitation and advisory services in connection with this solicitation, for which Kingsdale will receive a fee up to $40,000 together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Kingsdale will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.

MANNER IN WHICH PROXIES WILL BE VOTED

The shares represented by the accompanying form of proxy, if the same is properly executed in favor of Messrs. Kauffman and Gendel, the management nominees, and received at the offices of CST Trust Company, Attn: Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1 (the “Transfer Agent”) not later than 10:00 a.m. (Eastern Daylight Time) on Monday, May 30, 2016 (or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting), will be voted or withheld from voting at the Meeting and, subject to Section 152 of the Canada Business Corporations Act, where a choice is specified in respect of any matter to be acted upon, will be voted in accordance with the specifications made. The proxy cut off time may be waived or extended by the Chairman of the Meeting without notice. In the absence of such a specification, to the extent permitted, such shares will be voted (i) FOR the election of each of the five nominees for the Board of Directors of MDC Partners named in this proxy statement; (ii) FOR the appointment of BDO USA, LLP as auditors of MDC Partners and to authorize the Audit Committee to fix their remuneration; (iii) FOR the approval of the 2016 Stock Incentive Plan; and (iv) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers. The accompanying form of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the accompanying Notice of Annual Meeting of Shareholders, and with respect to other matters which may properly come before the Meeting. At the date hereof, management knows of no such amendments, variations or other matters.

At any meeting of shareholders (including the 2016 Annual Meeting of Shareholders), a quorum for the transaction of business will be not less than 33 1/3% of the shares entitled to vote at the meeting, represented either in person or by proxy. Only a shareholder of record at the close of business on April 11, 2016 (the

“record date”) will be entitled to vote, or grant proxies to vote, his or her Class A Subordinate Voting Shares (“Class A Shares”) or Class B Shares at the Meeting (subject, in the case of voting by proxy, to the timely deposit of his or her executed form of proxy as described herein).

All matters are ordinary resolutions which must be passed by at least a majority of the votes cast by shareholders present in person or represented by proxy who voted in respect of the ordinary resolution at the Meeting. Broker non-votes and abstentions are included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but otherwise will not affect the voting outcome of the proposals. An automated system administered by the Transfer Agent tabulates the votes.

ALTERNATE PROXY

Each shareholder has the right to appoint a person other than the persons named in the accompanying form of proxy, who need not be a shareholder, to attend and act for him or her and on his or her behalf at the Meeting. Any shareholder wishing to exercise such right may do so by inserting in the blank space provided in the accompanying form of proxy the name of the person whom such shareholder wishes to appoint as proxy and by duly depositing such proxy, or by duly completing and depositing another proper form of proxy and depositing the same with the Transfer Agent at the address and within the time specified under “Manner In Which Proxies Will Be Voted” above.

REVOCABILITY OF PROXY

A shareholder giving a proxy has the power to revoke it. Such revocation may be made by the shareholder by duly executing another form of proxy bearing a later date and duly depositing the same before the specified time, or may be made by written instrument revoking such proxy executed by the shareholder or by his or her attorney authorized in writing or, if the shareholder is a body corporate, by an officer or attorney thereof duly authorized, and deposited either at the corporate office of MDC Partners, 745 Fifth Avenue, 19th Floor, New York, NY 10151, not later than 10:00 a.m. (Eastern Daylight Time) on Monday, May 30, 2016 (or, if the Meeting is adjourned, not later than 48 hours, excluding Saturdays, Sundays and holidays, preceding the time of such adjourned Meeting), or with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof. If such written instrument is deposited with the Chairman of the Meeting on the day of the Meeting or any adjournment thereof, such instrument will not be effective with respect to any matter on which a vote has already been cast pursuant to such proxy.

BENEFICIAL OWNERS

Most shareholders are “beneficial owners” who are non-registered shareholders. Their shares are registered in the name of an intermediary, such as a securities broker, financial institution, trustee, custodian or other nominee who holds the shares on their behalf, or in the name of a clearing agency in which the intermediary is a participant (such as The Canadian Depository for Securities Limited). Intermediaries have obligations to forward meeting materials to the non-registered holders, unless otherwise instructed by the holder (and as required by regulation in some cases, despite such instructions).

Only registered shareholders or their duly appointed proxyholders are permitted to vote at the Meeting. Non-registered holders should follow the directions of their intermediaries with respect to the procedures to be followed for voting. Generally, intermediaries will provide non-registered holders with either: (a) a voting instruction form for completion and execution by the non-registered holder, or (b) a proxy form, executed by the intermediary and restricted to the number of shares owned by the non-registered holder, but otherwise uncompleted. These are procedures to permit the non-registered holders to direct the voting of the shares that they beneficially own.

If the non-registered holder wishes to attend and vote in person at the meeting, they must insert their own name in the space provided for the appointment of a proxyholder on the voting instruction form or proxy form provided by the intermediary, and carefully follow the intermediary’s instructions for return of the executed form or other method of response.

If the non-registered shareholder does not provide voting instructions to its intermediary, the shares will not be voted on any proposal on which the intermediary does not have discretionary authority to vote. Under current rules, certain intermediaries may not have discretionary authority to vote shares at the Meeting on the proposal relating to the election of directors or the advisory vote on executive compensation. We encourage all non-registered shareholders to provide instructions to the securities broker, financial institution, trustee, custodian or other nominee who holds the shares on their behalf by carefully following the instructions provided.

CURRENCY

Unless otherwise stated, all amounts reported in this Proxy Statement and Management Information Circular are in U.S. dollars. Canadian dollar amounts have been translated to U.S. dollars at the following rates:

	2014	2015	2016
As at December 31st	1.1601	1.3840	—
As at March 31st	1.1055	1.2666	1.2987
Average for year ended December 31st	1.1044	1.2788	—

AUTHORIZED CAPITAL AND VOTING SHARES

The authorized capital of MDC Partners consists of an unlimited number of Class A Subordinate Voting Shares (the “Class A Shares”); an unlimited number of Class B Shares (the “Class B Shares”) (the Class A Shares and the Class B Shares are herein referred to collectively as the “shares”); and an unlimited number of non-voting Preference Shares, issuable in series, in an unlimited number of which 5,000 Series 1 Preference Shares, 700,000 Series 2 Preference Shares and an unlimited number of Series 3 Preference Shares have been designated.

As at April 11, 2016, MDC Partners had outstanding 51,629,540 Class A Shares (including restricted stock awards), 3,755 Class B Shares, no Series 1 Preference Shares, no Series 2 Preference Shares and no Series 3 Preference Shares. The holders of the Class A Shares are entitled to one vote in respect of each Class A Share held in connection with each matter to be acted upon at the Meeting and the holders of the Class B Shares are entitled to twenty votes in respect of each Class B Share held in connection with each matter to be acted upon at the Meeting. Approximately 99.9% of the aggregate voting rights attached to the issued and outstanding shares of MDC Partners are represented by the Class A Shares. Cumulative voting in the election of directors is not permitted.

The articles of MDC Partners contain provisions providing that, in the event an offer is made to purchase Class B Shares which must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Class B Shares are listed, be made to all or substantially all of the Class B Shares, and which offer is not made on identical terms, as to price per share and percentage of outstanding shares, to purchase the Class A Shares, the holders of Class A Shares shall have the right to convert such shares into Class B Shares in certain specified instances.

To the knowledge of the directors and officers of MDC Partners, no person (or group of persons) beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of MDC Partners representing more than 5% of the voting rights attached to any class of voting securities of MDC Partners other than: FMR LLC; Invesco Ltd.; Roystone Capital Management LP; GMT Capital Corp.; and Cardinal Capital. See “Security Ownership of Management and Certain Beneficial Owners” below for details of shares beneficially owned by these persons and entities.

EXPENSES

MDC Partners will pay all of the expenses of soliciting proxies for management. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of MDC Partners, whose directors, officers and employees will receive no compensation for such solicitation other than their regular salaries or fees. MDC Partners has retained CST Trust Company and Kingsdale to aid in the solicitation of proxies. MDC Partners expects the additional expense of that assistance to be approximately $40,000 in the aggregate. MDC Partners also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. MDC Partners will, upon request, reimburse these institutions for their reasonable charges and expenses incurred in forwarding this proxy material to beneficial owners of shares.

PARTICULARS OF MATTERS TO BE ACTED UPON

ITEM 1 — ELECTION OF DIRECTORS

The following five (5) directors are to be elected to the Board of Directors (the “Board”) at the Meeting. Each director elected will hold office until the next annual meeting of shareholders or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with the by-laws of MDC Partners. Management does not contemplate that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the accompanying proxy reserve the right to vote for another nominee in their discretion. Unless otherwise instructed, the persons named in the accompanying proxy (provided the same is duly executed in their favor and is duly deposited) intend to vote FOR the election of the nominees whose names are set forth below.

With the exception of Mr. Kauffman, the Board has determined that all of the nominees are independent under applicable NASDAQ rules and the Board’s governance principles, and are independent under applicable Canadian securities laws. In addition, pursuant to applicable requirements of the Canada Business Corporations Act (the “CBCA”), MDC Partners is required to have at least 25% resident Canadian directors. Ms. O’Donovan and Mr. Copeland are resident Canadians. If re-elected, Mr. Copeland intends to continue to serve as a director until such time as the Board identifies and appoints a successor independent director to the Board who is also a Canadian resident and citizen.

Information Concerning Nominees for Election as Directors

MDC Partners believes that each nominee for election as director possesses the personal and professional qualifications necessary to serve as a member of the Board, including the particular experience, talent, expertise and background set forth below. The following information relating to the nominees as directors, including their principal occupations and positions for the past five years and in certain cases prior years, is based partly on MDC Partners’ records and partly on information received by MDC Partners from such persons and is given as of April 11, 2016:

Scott L. Kauffman, age 60, has been the Chairman and Chief Executive Officer (“CEO”) of the Company since July 20, 2015. He is also currently the Chairman of several venture-backed internet companies. From April 2013 to May 2014, he was President and Chief Executive Officer of New Engineering University, a new university system designed to educate the next generation of world-class engineers. From April 2011 to January 2013, Mr. Kauffman was a member of the board of directors and then Chairman of LookSmart, Ltd, a publicly-traded, syndicated pay-per-click search network. From January 2009 to August 2010, Mr. Kauffman was President and Chief Executive Officer, and a member of the board of directors, of GeekNet, Inc., a publicly-traded open source software application developer and e-commerce website operator. From September 2006 until its acquisition by Yahoo! in October 2007, Mr. Kauffman was President and Chief Operating Officer, and a member of the board of directors, of BlueLithium, Inc., an internet advertising network and performance marketing company. Prior to joining BlueLithium, Mr. Kauffman was President and CEO, and a member of the board of directors, of several early stage companies, including Zinio Systems, Inc., MusicNow LLC and Coremetrics Inc., where he continued to serve as a board member until the company was acquired by IBM in July 2010. Mr. Kauffman has served in senior and executive management capacities with other digital entertainment, consumer marketing, media and technology companies, including CompuServe and Time Warner.

In 1996, Advertising Age named Mr. Kauffman one of twenty digital media masters, and in 1992, Advertising Age named him one of the top 100 marketers in the country. Mr. Kauffman brings extensive media and marketing experience to the Board and has a long history of leading complex entrepreneurial companies at the crossroads of advertising, technology and data. Mr. Kauffman has been a member of the MDC Partners board of directors since his appointment on April 28, 2006. He currently serves as MDC’s Chairman and Chief Executive Officer, a role he assumed on July 20, 2015, and as a member of the Special Committee. Mr. Kauffman is a resident of Palo Alto, California.

Clare R. Copeland, age 80, is Vice Chairman of Falls Management Company, a commercial development and casino operator in Niagara Falls, Ontario, a position he has held since January 15, 2015, following his tenure as Chief Executive Officer since November 2004. Previously, Mr. Copeland was Chairman and Chief Executive Officer of OSF Inc., a manufacturer of retail store interiors and Chief Executive Officer of People’s Jewelers Corporation, a jewelry retailer. He was also Chairman of Toronto Hydro from 1999 to 2013, and was a director of Danier Leather Inc. from 1998 until November 9, 2015. In addition, Mr. Copeland is a member of the board of trustees of RioCan Real Estate Investment Trust, Chesswood Income Fund and Telesat, and is a member of the board of directors of Entertainment One Ltd. Mr. Copeland brings extensive experience in management and oversight to the Board. Mr. Copeland has been a member of the MDC Partners board of directors since June 30, 2007. He is currently Chairman of the Human Resources & Compensation Committee and a member of the Audit Committee. Mr. Copeland resides in Toronto, Ontario. If re-elected, Mr. Copeland intends to continue to serve as a director until such time as the Board identifies and appoints a successor independent director to the Board who is also a Canadian resident and citizen.

Lawrence S. Kramer, age 65, was the founder, Chairman and CEO of MarketWatch Inc., an operator of financial information websites; is past President and Publisher of USA Today, a nationwide newspaper company; and past President of CBS Digital Media, the digital media division of the CBS broadcasting network. Mr. Kramer currently serves as Chairman and Interim Chief Executive Officer of TheStreet, Inc., a digital financial media company. He is also a member of the board of directors of Gannett and a member of the boards of trustees at both Syracuse University and Harvard Business School Publishing. He also served on the board of directors for Discovery Communications from 2008 to 2012. He has been one of the pioneers in digital media since the beginning of the internet, with decades of leadership experience as an executive and board member of private and public companies. He brings to the Board extensive experience in building consumer media brands that leverage emerging digital technology and in helping established media properties navigate the shifting consumer landscape. Spencer Stuart, a leadership consulting firm that was engaged by the MDC Partners board of directors to complete an extensive director search, recommended Mr. Kramer to the board. Mr. Kramer’s leadership at both financial and media related companies facilitated the determination that he should be nominated to the MDC Partners board of directors. Mr. Kramer has been a member of the MDC Partners board of directors since his appointment on March 1, 2016. He is currently a member of the Human Resources & Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. Mr. Kramer resides in New York, New York.

Anne Marie O’Donovan, age 57, is an experienced strategic senior executive, public company board member, and CPA, with over 30 years of Canadian and global financial services industry expertise. She is a Corporate Director and the President of O’Donovan Advisory Services Ltd., a financial advisory company, and has been a member of the board of directors of Indigo Books & Music, a Canadian bookstore company, since 2009. Most recently she served as Executive Vice President at Scotiabank, where she was Chief Administrative Officer for Global Banking and Markets division. Prior to that Ms. O’Donovan had a long, distinguished career at Ernst & Young, a professional services and accounting firm, as Partner. She holds an HBA degree from the Richard Ivey School of Business at the University of Western Ontario and is a Fellow of the Institute of Chartered Accountants of Ontario. Spencer Stuart, a leadership consulting firm that was engaged by the MDC Partners’ board of directors to complete an extensive director search, recommended Ms. O’Donovan to the board. Ms. O’Donovan brings to the board an in-depth knowledge in the areas of executive leadership, risk management, regulatory, governance, financial management, technology, operations and internal audit, as well as relevant experience working with international teams across Europe, Asia and Latin America. Such knowledge, gleaned through experience at accounting and financial advisory firms, facilitated the determination that Ms. O’Donovan should be nominated to the MDC Partners board of directors. Ms. O’Donovan has been a member of the MDC Partners board of directors since her appointment on March 1, 2016. She is currently Chair of the Audit Committee, and a member of the Human Resources & Compensation Committee and Nominating and Corporate Governance Committee. Ms. O’Donovan resides in Oakville, Ontario.

Irwin D. Simon, age 57, is the founder of The Hain Celestial Group, Inc., a leading organic and natural products company and a Nasdaq listed corporation, and has been its President, Chief Executive Officer and a member of the board of directors since its inception in 1993. In addition, Mr. Simon has served as Chairman of the board of directors of Hain Celestial since 2000. Mr. Simon also served as a member of the board of directors of Jarden Corporation, a consumer products company from June 2002 until April 14, 2016. Mr. Simon has been a member of the MDC Partners board of directors since his appointment on April 25, 2013, and currently serves as Presiding Director. He is also currently the Chairman of the Nominating and Corporate Governance Committee and a member of the Human Resources & Compensation Committee, the Audit Committee and the Special Committee. Mr. Simon brings to the Board unique perspectives on aspects of advertising and marketing services, as well as extensive operational and entrepreneurial experience. In addition, Mr. Simon possesses a great depth of knowledge and experience regarding the consumer packaged goods industry and related marketing services that are provided by the Company’s partner firms. Mr. Simon resides in New York, New York.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” ELECTION OF THE PROPOSED DIRECTORS.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Class A Shares of MDC outstanding as of April 11, 2016 by each beneficial owner of more than five percent of such shares, by each of the directors and named executive officers of MDC and the current nominees for Board election and by all current directors and executive officers of MDC as a group.

		Number of Voting Shares Beneficially Owned, or Over Which Control or Direction is Exercised(1)				Approximate Percentage of Class(5)
Name	Type of Shareholding	Class A Subordinate Voting Shares(2)		Class A Shares Underlying Options, Warrants or Similar Right Exercisable Currently or Within 60 Days(3)	Class A Shares Underlying All Options, Warrants or Similar Right(4)	Class A Shares
Scott L. Kauffman	Direct	308,364	(6)	37,500	37,500	*
Clare Copeland	Direct	67,341	(7)	37,500	37,500	*
Michael Kirby	Direct	69,991	(7)	—	—	*
Larry Kramer	Direct	5,000	(6)	—	—	*
Anne Marie O’Donovan	Direct	5,000		—	—	*
Irwin Simon	Direct	30,570	(6)	—	—	*
David B. Doft	Direct	191,599	(6)	—	—	*
	Indirect	1,500
Andre Coste	Direct	47,641	(6)	—	—	*
Robert Kantor	Direct	127,399	(6)	—	—	*
All directors and officers of MDC as a group of 13 persons		1,026,573		75,000	75,000	2.0%
Miles Nadal		0		—	—	0%
Lori Senecal		69,626	(6)	—	—	*
FMR LLC(8)(9)		7,490,264		—	—	14.5%
Invesco Ltd.(8)		5,347,747		—	—	10.4%
Roystone Capital Management LP(8)(10)		3,423,500		—	—	6.6%
GMT Capital Corporation(8)		3,293,899		—	—	6.4%
Cardinal Capital Management, LLC(8)		2,592,982		—	—	5.0%

*	The percentage of shares beneficially owned does not exceed one percent of the outstanding shares.
(1)	Unless otherwise noted, MDC Partners believes that all persons named in the table above have sole voting power and dispositive power with respect to all shares beneficially owned by them.
(2)	This column includes Class A Shares owned directly or indirectly, but does not include Class A Shares subject to options, warrants or similar rights.
(3)	This column includes Class A Shares subject to options, warrants or similar rights that are currently exercisable or will become exercisable within 60 days after April 11, 2016.
(4)	This column includes Class A Shares subject to all outstanding options, warrants or similar rights, whether or not such options, warrants or similar rights are currently exercisable or will become exercisable within 60 days after April 11, 2016.
(5)	For purposes of computing the percentage of outstanding shares held by each person or group named above, any shares which that person or persons has or have the right to acquire within 60 days of April 11, 2016, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(6)	Includes shares of restricted stock that have not yet vested, but with respect to which the executive has the ability to vote.

(7)	Includes restricted stock units (that may be settled in shares) that have not yet vested, but with respect to which the executive has the ability to vote.
(8)	Stock ownership of these entities is based solely on a Schedule 13F, 13G or 13G/A filed by each such entity. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210, and its most recent Schedule 13F was filed on February 12, 2016. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309, and its most recent Schedule 13F was filed on February 16, 2016. The address of Roystone Capital Management LP is 767 Third Avenue, 6th Floor, New York, NY 10017, and its most recent Schedule 13G/A was filed on February 16, 2016. The address of GMT Capital Corporation is 2300 Windy Ridge Parkway, Atlanta, GA 30339, and its most recent schedule 13F was filed on February 16, 2016. The address of Cardinal Capital Management, LLC is Four Greenwich Office Park, Greenwich, CT 06831, and its most recent Schedule 13F was filed on February 16, 2016.
(9)	Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC and certain related entities reporting sole power to vote or direct the vote over 794,320 shares and sole power to dispose or direct the disposition of 7,490,264 shares. The address of FMR LLC is 245 Summer Street, Boston Massachusetts 02210.
(10)	Based solely on the information disclosed in a Schedule 13G/A filed with the SEC on February 16, 2016 by Roystone Capital Management LP, Roystone Capital Master Fund Ltd. and Rich Barrera (collectively, the “Roystone Shareholders”), the Roystone Shareholders have beneficial ownership over a total of 3,423,500 shares as follows: Roystone Capital Management LP and Rich Barrera each has shared voting and dispositive power over 3,423,500 shares and Roystone Capital Master Fund Ltd. has shared voting and dispositive power over 3,061,244 shares. The address of the Roystone Shareholders is 767 Third Avenue, New York, NY 10017.

Information about the Board and Corporate Governance

The Board oversees the management of the business and affairs of MDC Partners as required by Canadian law. The Board conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Human Resources & Compensation Committee and the Nominating and Corporate Governance Committee.

The Board has established guidelines for determining director independence, and all current directors, with the exception of Mr. Kauffman, have been determined by the Board to be independent under applicable NASDAQ rules and the Board’s governance principles, and applicable Canadian securities laws within the meaning of National Instrument 58-101 — Disclosure of Corporate Governance Practices.

MDC Partners has also adopted a written Code of Conduct (as amended in November 2015) in order to help directors, officers and employees resolve ethical issues in an increasingly complex business environment. The Code of Conduct applies to all directors, officers and employees, including the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer, the Chief Accounting Officer, the General Counsel and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws. In addition, the Board of MDC Partners adopted a set of Corporate Governance Guidelines as a framework within which the Board and its committees conduct business.

The Company’s Corporate Governance Guidelines contain a majority vote provision, which requires a director nominee who receives, in an uncontested election, a number of votes “withheld” that is greater than the number of votes cast “for” his or her election to promptly offer to resign from the Board. The Board shall accept the resignation absent exceptional circumstances. Unless the Board decides to reject the offer, the resignation shall become effective 60 days after the date of the election. In making a determination whether to reject the offer or postpone the effective date, the Board of Directors shall consider all factors it considers relevant to the best interests of the Company. A director who tenders a resignation pursuant to this Policy will not participate in any meeting of the Board at which the resignation is considered. The Company will promptly issue a news release with the Board’s decision.

Copies of the charters of the Audit Committee, the Human Resources & Compensation Committee and the Nominating and Corporate Governance Committee, as well the Code of Conduct and Corporate

Governance Guidelines, are available free of charge at MDC Partners’ website located at http://www.mdc-partners.com/#investors/corporate-governance. Copies of these documents are also available in print to any shareholder upon written request to 745 Fifth Avenue, 19th Floor, New York, NY 10151, Attention: Investor Relations.

Meetings

The Board held ten (10) meetings in 2015. All current members of the Board that served as directors during 2015 attended each of these Board meetings in 2015.

The various Board committees met the number of times shown in parentheses: Audit Committee (5); Human Resources & Compensation Committee (8); and Nominating & Corporate Governance Committee (1). Each incumbent director that served as a director during 2015 attended all meetings of all Board committees on which they served during such period. MDC has a formal policy regarding attendance by directors at its annual general meetings of shareholders which states that all directors are expected to attend, provided that a director who is unable to attend such a meeting is expected to notify the Chairman of the Board in advance of any such meeting. All of the members of the Board that served as directors during 2015 attended the 2015 annual meeting of shareholders.

Committees of the Board

The Board currently has three standing committees: the Audit Committee, the Human Resources & Compensation Committee and the Nominating & Corporate Governance Committee. In December 2014, the Board also formed an independent Special Committee composed of Messrs. Kauffman and Simon to oversee the production of documents and review issues related to a subpoena received from the SEC. The terms of reference and mandate for each committee of the Board are summarized below.

Audit Committee

The Audit Committee is composed of five members, all of whom are considered to be “independent” according to the applicable rules of NASDAQ, the Securities and Exchange Commission and applicable Canadian laws. The Audit Committee reviews all financial statements, annual and interim, intended for circulation to shareholders and reports upon these to the Board. In addition, the Board may refer to the Audit Committee on matters and questions relating to the financial position of MDC Partners and its affiliates. The Audit Committee is also responsible for overseeing and reviewing with management and the independent auditor the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures; reviewing with management its compliance with prescribed policies, procedures and internal controls; and reviewing with management and the independent auditor any reportable conditions affecting internal controls, as more fully disclosed in Item 9A (Controls and Procedures) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. While the Audit Committee has the duties and responsibilities set forth above, the Audit Committee is not responsible for planning or conducting the audit or for determining whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditor has the responsibility of auditing the financial statements.

Effective as of April 21, 2016, the current members of the Audit Committee are: Anne Marie O’Donovan (Chairperson), Clare Copeland, Michael Kirby, Larry Kramer and Irwin Simon. Mr. Kirby is retiring from the Board at the June 1, 2016 shareholder meeting. The Board has determined that Ms. O’Donovan qualifies as an “audit committee financial expert” under the Sarbanes-Oxley Act of 2002 and applicable NASDAQ and Securities and Exchange Commission regulations. In addition, each of the members of the Audit Committee is “financially literate” as required by applicable Canadian securities laws. The Audit Committee’s current charter is appended hereto as Exhibit A.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee is composed of three (3) members, all of whom are considered to be “independent” according to the applicable rules of NASDAQ and the Securities and Exchange Commission and by applicable Canadian securities laws. The Nominating & Corporate Governance

Committee is responsible for reviewing and making recommendations to the full Board with respect to developments in the area of corporate governance and the practices of the Board. The Nominating & Corporate Governance Committee is also responsible for evaluating the performance of the Board as a whole and for reporting to the Board with respect to appropriate candidates for nominations to the Board. The current members of the Nominating & Corporate Governance Committee are: Irwin Simon (Chairman), Larry Kramer and Anne Marie O’Donovan. The Committee’s current charter is available at http://www.mdc-partners.com/#investors/corporate-governance. The Company will disclose any amendments to, or waivers of, the charter on its website at www.mdc-partners.com in accordance with applicable law and the requirements of the NASDAQ corporate governance standards.

Human Resources & Compensation Committee

Effective as of April 21, 2016, the current members of the Human Resources & Compensation Committee (the “Compensation Committee”) are: Clare Copeland (Chairman), Larry Kramer, Anne Marie O’Donovan and Irwin Simon. All of the members of the Compensation Committee are considered to be “independent” according to the applicable rules of NASDAQ and the Securities and Exchange Commission and applicable Canadian securities laws, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee makes recommendations to the Board on, among other things, the compensation of senior executives. The Compensation Committee discusses personnel and human resources matters including recruitment and development, management succession and benefits plans and grants awards under the SARs Plan, the 2011 Stock Incentive Plan and the 2008 Key Partners Incentive Plan (each as defined below). Salary, bonus or other payments for the benefit of senior management are reviewed and approved by the Compensation Committee. From 2010 through 2016, the Compensation Committee engaged Mercer Human Resource Consulting LLC to review and evaluate the Company’s executive compensation levels, and to make recommendations for compensation of the Company’s executive officers based on comparable industry levels, which recommendations have been implemented by the Compensation Committee. The Compensation Committee’s current charter is available at http://www.mdc-partners.com/#investors/corporate-governance. The Company will disclose any amendments to, or waivers of, the charter on its website at www.mdc-partners.com in accordance with applicable law and the requirements of the NASDAQ corporate governance standards.

Special Committee

The Special Committee is composed of two (2) members, Messrs. Kauffman and Simon. Mr. Simon is considered to be “independent” according to the applicable rules of Nasdaq; Mr. Kauffman was an independent director until his appointment as CEO of the Company on July 20, 2015. The Special Committee was formed in December 2014, for the purpose of overseeing the production of documents and to review issues relating to the Subpoena received from the Securities and Exchange Commission.

Board Leadership, Executive Sessions and Communications with the Board

Presently, Mr. Kauffman, our Chief Executive Officer, is also the Chairman of the Board. The Board does not require the separation of the offices of Chairman of the Board and Chief Executive Officer or President. All of the Company’s directors, whether members of management or not, have a fiduciary duty to exercise their business judgment in the best interests of the Company. The Board believes separating the roles of Chairman of the Board and Chief Executive Officer or President would not diminish or augment these fiduciary duties. The Board deliberates and decides, each time it selects a Chairman of the Board, whether the roles should be combined or separate, based upon the then current needs of the Company and the Board. The Board believes that the Company is currently best served by having Mr. Kauffman hold each of these positions, and by having a separate independent director (currently Mr. Simon) serve as “Presiding Director.” In the Board’s view, the current leadership structure facilitates strong communication and coordination between management and the Board and enables the Board to adeptly fulfill its risk oversight responsibilities.

Non-employee directors frequently meet in executive sessions without management in conjunction with each regularly scheduled Board meeting. The Company’s Presiding Director has the primary responsibility to preside over these sessions of the Board. The current Presiding Director is Irwin Simon; he was appointed to that position effective July 20, 2015. Additional information about the role of the Presiding Director is set forth in the Company’s Corporate Governance Guidelines, which are available free of charge at MDC Partners’ website at http://www.mdc-partners.com/#investors/corporate-governance. Shareholders or others who wish to communicate with the Presiding Director or any other member of the Board may do so by mail or courier, to MDC Partners Inc., c/o David B. Doft, Chief Financial Officer, 745 Fifth Avenue, 19th Floor, New York, NY 10151. To facilitate a response, in appropriate circumstances, shareholders are asked to provide the following information: (i) their name; (ii) an address, telephone number, fax number and e-mail address at which they can be reached; and (iii) the number of shares or aggregate principal amount of debt that they hold, and the date those securities were acquired.

Director Nominations

The Nominating and Corporate Governance Committee identifies, selects and recommends to the Board individuals qualified to serve both on the Board and on Board committees, including persons suggested by shareholders and others. While the Board has not adopted a formal policy in regards to consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee seeks to maintain at all times a Board with a diverse range of experience, talent, expertise and background appropriate for the business of the Company. Beginning in 2015, Spencer Stuart, a leadership consulting firm, conducted an extensive search for qualified nominees, resulting in the recommendation of Ms. O’Donovan and Mr. Kramer. The Nominating and Corporate Governance Committee does not require any specific minimum qualifications or specific qualities or skills, but reviews each person’s qualifications on the whole, including a candidate’s particular experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. Following that review, the Nominating and Corporate Governance Committee then selects nominees and recommends them to the Board for election by the shareholders or appointment by the Board, as the case may be. The Nominating and Corporate Governance Committee also reviews the suitability of each Board member for continued service as a director when that member’s term expires or that member experiences a significant change in status (for example, a change in employment). The Nominating and Corporate Governance Committee has not implemented any particular additional policies or procedures with respect to suggestions received from shareholders with respect to Board or committee nominees.

Pursuant to its charter, the Nominating and Corporate Governance Committee may conduct or authorize investigations or studies into matters within its scope of responsibilities and may retain, at the Company’s expense, such independent counsel or other consultants or advisers as it may deem necessary from time to time. The Nominating and Corporate Governance Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including the sole authority to approve its fees and terms, with the Company bearing the cost of such fees.

Compensation of Directors

MDC paid its directors who are not employees of MDC or any of its subsidiaries a $50,000 annual retainer in respect of 2015 (increased to $60,000, effective January 1, 2016). MDC also pays a fee of $2,000 for attendance at any Board or Committee meeting. Fees for director attendance at meetings are limited to two meetings per day. MDC pays an additional retainer for certain positions held by a director: $75,000 for the Presiding Director, $20,000 for the Audit Committee Chair, $5,000 for the Audit Committee financial expert and $15,000 for other Committee Chairs. In addition, non-employee directors receive an annual grant of restricted stock with a grant date market value of approximately $100,000.

Employee directors are not entitled to any compensation in connection with their services on the Board.

The following table sets forth the compensation paid to or earned during fiscal year 2015 by our non-management directors (including for Mr. Kauffman, with respect to his fees and stock awards for his role as an independent director through and until July 20, 2015, the date of his appointment as CEO):

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)	Total ($)
Clare Copeland	120,750		72,452	(1)	—	(2)	N/A	193,202
Scott Kauffman(3)	230,478	(4)	72,452	(1)	—	(2)	N/A	302,930
Michael Kirby	123,250		72,452	(1)	—	(2)	N/A	195,702
Irwin Simon	283,103	(4)	72,452	(1)	—	(2)	N/A	355,555

(1)	On May 1, 2015, Mr. Copeland, Mr. Kauffman, Mr. Kirby and Mr. Simon each received a grant of 3,570 restricted shares or restricted stock units under the 2011 Stock Incentive Plan. The amount in this table reflects the aggregate grant date fair value of such grants as computed in accordance with FASB Topic 718, excluding the effect of estimated forfeitures during the applicable vesting period. For a discussion of the assumptions relating to these valuations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Stock-Based Compensation” set forth in our annual report on Form 10-K for the year ended December 31, 2015.
(2)	During 2015, the Company did not grant any option awards to non-employee directors. The following directors held the following number of options as of December 31, 2015: Mr. Copeland — 37,500; and Mr. Kauffman — 37,500.
(3)	This table only reflects compensation paid to Mr. Kauffman in his capacity as a non-management director during the period of January 1, 2015 through July 20, 2015. Amounts paid to Mr. Kauffman in his capacity as CEO of the Company during the period of July 20, 2015 through December 31, 2015 are set forth in the “Summary Compensation Table”.
(4)	In connection with their role and extensive service commitment as members of the Special Committee for the period of December 3, 2014 through July 19, 2015, each of Mr. Simon and Mr. Kauffman were paid a one-time fee of $75,000 in July 2015, which is reflected in these amounts.

Comparison of 5 Years’ Cumulative Total Return among MDC Partners,
S&P 500 Index, the Russell 2000 Index and Peer Group

Set forth below is a line graph comparing the cumulative total shareholder return of MDC Partners common stock for the last five years to that of the Standard & Poor’s 500 Stock Index, Russell 2000 Index and a peer group of publicly held media, corporate communications and marketing service companies. The graph assumes that, on December 31, 2010, $100 was invested in each of the following: MDC Partners common stock, the S&P 500 Stock Index, the Russell 2000 Index, and the peer group (and that all dividends were reinvested).

The peer group consists of Arbitron, Central European Media, Dreamworks Animation, John Wiley & Sons, Lee Enterprises, Morningstar, Scholastic Corporation, EW Scripps, The New York Times Co., Belo Corp., Cumulus Media, Harte-Hanks, Lamar Advertising, Meredith Corporation, National CineMedia, Sinclair Broadcast Group, The McClatchy Company and Valassis Communications. Total shareholder return for the peer group is weighted according to market capitalization at the beginning of each annual period. Note that certain companies within this peer group (including Arbitron, Belo Corp. and Valassis Communications) have recently been acquired and their stock is no longer publicly traded. Accordingly, these acquired entities are included in the peer group but only up through the closing date of the respective acquisition.

	2010	2011	2012	2013	2014	2015
MDC Partners	100.00	81.08	72.37	252.47	232.47	231.29
S&P 500 Index	100.00	100.00	113.40	146.97	163.71	162.52
Russell 2000 Index	100.00	94.55	108.38	148.49	153.73	144.95
Peer Group	100.00	87.12	98.06	183.23	159.34	185.38

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (or “CD&A”) section outlines our compensation philosophy and describes the material components of our executive compensation practices for Mr. Kauffman (our CEO), Mr. Nadal (our former CEO and President) and our other named executive officers (or “NEOs”).

EXECUTIVE SUMMARY

MDC achieved all of its strategic and financial performance targets in 2015, despite the substantial challenges created by the ongoing review of the Securities and Exchange Commission (the “SEC”) described in last year’s CD&A. Specifically, the Board and management oversaw a comprehensive remediation plan that included the implementation of new policies and improved internal controls and procedures; the stabilization of key client relationships; and the extension of contractual relationships with our largest partner agencies. Moreover, and as detailed below, MDC’s Board effectively addressed all shareholder concerns relating to historical compensation practices involving our former CEO.

Improvements to Governance and Compensation Practices in Response to Shareholder Feedback:

In our annual “Say-on-Pay” advisory vote in 2015, approximately 53% of the votes cast voted in favor of our executive compensation program. In response, management and the Board undertook a concentrated effort to focus on shareholder outreach and solicitation of feedback during the course of 2015 and in the first quarter of 2016. Based on shareholder feedback, and as part of the Company’s continuous efforts to implement executive compensation programs that align the interests of management with shareholders, the Board adopted several governance and compensation-related changes.

These governance and compensation initiatives followed a number of senior management changes in 2015, including the replacement of Miles Nadal as CEO following his resignation on July 20, 2015. Through December 31, 2015, Mr. Nadal repaid the Company for the improper expenses for which the Company sought reimbursement, in an aggregate amount of $11,285,000. Mr. Nadal further agreed to repay the Company $10,581,605 in connection with prior cash bonus awards that contained claw-back provisions.

In addition, MDC’s Board and management team implemented several governance and compensation-related remedial measures in response to the matters identified by the SEC review. These measures focused on improved internal controls and corporate governance initiatives. Each of the remedial measures and improved compensation practices summarized below was consistent with the changes suggested by our largest shareholders and identified by Institutional Shareholder Services (ISS) in 2015.

•	Termination of Former CEO Compensation and Perquisite Amounts That Were Considered Excessive. Several institutional shareholders noted that the total compensation paid in 2014 to the Company’s former CEO was more than four (4) times the peer median, including a $500,000 annual perquisite allowance. In response, and following the July 2015 resignation of our former CEO, the Compensation Committee retained Mercer Consultants to ensure that the total compensation package payable to Mr. Kauffman, the Company’s new CEO, was within an appropriate benchmarked range of compensation among a peer group of competitors, as described in more detail below. The new compensation arrangements for Mr. Kauffman included the elimination in 2016 of any perquisite allowance, and represent a substantial reduction in total CEO compensation as compared to compensation paid to our former CEO in 2014 and prior years.
•	Prohibition of Pledging or Hedging of the Company’s Stock. Given the Board’s desire to reflect strong corporate governance, the Board adopted a policy to prohibit any pledge or hedging of the Company’s stock by officers and directors of the Company. Currently, no stock is pledged or hedged by any of the Company’s directors or officers.
•	Implementation of “Pay for Performance” Measures; 2015 Incentive Awards Based on Financial and Individual Performance Metrics. For 2015 incentive awards, the Compensation Committee affirmed its commitment to using “pay-for-performance” incentive arrangements by paying annual incentive amounts to its NEOs based solely on the achievement of financial and individual performance targets. The Company’s overall financial performance for 2015 exceeded the financial targets established by the Compensation Committee.

•	Grants of Equity Awards with Vesting Based Solely on Financial Performance. All new grants to executive officers in 2016 and subsequent years will contain financial performance-based vesting requirements, and will not just be subject to time-based vesting. In 2015, the only equity grants made to executive officers were in connection with inducement grants under new executive employment agreements and changes in our senior management.
•	Enforcement of Claw-back Agreements. In connection with the 2015 annual incentive awards paid to each of the named executive officers, each such officer will be required to repay a pro rata portion of this award in the event that he or she resigns or is terminated for cause prior to December 31, 2017. The Compensation Committee believes that this claw-back requirement will appropriately promote the retention of its NEOs. In 2015, enforcement of this claw-back requirement resulted in the Company recovering $10.58 million in prior incentive awards from its former CEO (Miles Nadal) and $208,000 from the Company’s former Chief Accounting Officer (Michael Sabatino).
•	Greater Majority of Board of Directors Currently Independent. Several institutional shareholders suggested that a greater percentage of the Company’s Board of Directors should be independent. As part of the Board’s commitment to stronger corporate governance initiatives announced in June 2015, the Board is currently composed of five (5) independent directors and one (1) management director. Accordingly, 83% of the current Board of Directors is independent, as compared to April 2015, when only 57% of the Board was independent. Mr. Kirby is retiring from the Board at the end of his current term on June 1, 2016. Mr. Copeland intends to continue to serve as a director until such time as the Board identifies and appoints a successor, independent director to the Board who is also a Canadian resident and citizen (as required by applicable Canadian law).

Strong Financial Results in 2015 and Superior Stock Price Performance over Three-Year Period

For the three (3) year period ended December 31, 2015, MDC achieved total shareholder return of 219.6%. The average total shareholder return for the same period achieved by MDC’s peer group (as described below) was 64.4%. As a result, MDC significantly outperformed this peer group by 155.2%. The peer group used for these purposes, as suggested by the Compensation Committee’s independent compensation consultant, was made up of the following publicly-held media, corporate communications and marketing services companies: Arbitron, Central European Media, Dreamworks Animation, John Wiley & Sons, Lee Enterprises, Morningstar, Scholastic Corporation, EW Scripps, The New York Times Co., Belo Corp., Cumulus Media, Harte-Hanks, Lamar Advertising, Meredith Corporation, National CineMedia, Sinclair Broadcast Group, The McClatchy Company, and Valassis Communications. These entities were determined to be relevant and appropriate peers given the applicable marketing and/or media industry in which they each operate, as well as their relative enterprise value, revenues and number of employees.

In addition to its total shareholder return performance over the past three (3) years, MDC delivered strong overall financial results for 2015. The Company achieved its financial guidance for 2015, with industry-leading performance across many key metrics. Organic revenue growth outpaced the industry at 7.1%, and Adjusted EBITDA grew by 10.2% with Adjusted EBITDA margins expanding 20 basis points to 14.9%. This financial performance was accomplished while achieving a significant level of net new business wins, which validate the Company’s expansion strategy into emerging areas of growth.

The chart below summarizes the key financial results for 2015 as compared to 2014:

	2014	2015	% Change
Revenue	$1.22 billion	$1.33 billion	8.4%
Adjusted EBITDA	$179.4 million	$197.7 million	10.2%
Adjusted EBITDA Margin	14.7%	14.9%	20 basis points
Organic Revenue Growth			7.1%
3-Year Total Shareholder Return – MDC Partners		219.6%
3-Year Total Shareholder Return – Peer Group		64.4%

As used in this Proxy Statement:

“Adjusted EBITDA” is a non-U.S. GAAP measure that represents operating income (loss) plus depreciation and amortization, stock-based compensation, acquisition deal costs, deferred acquisition consideration adjustments, distributions from non-consolidated affiliates, and other items, adjusted for certain items at the discretion of the Compensation Committee. A reconciliation of “Adjusted EBITDA” to the U.S. GAAP reported results of operations for the year ended December 31, 2015 is provided in the Annex to this proxy statement.

“Adjusted EBITDA margin” is equal to the quotient of Adjusted EBITDA (as defined) divided by revenue.

“Organic Revenue Growth” is a non-U.S. GAAP measure that refers to growth in revenues from sources other than acquisitions or foreign exchange impacts.

We firmly believe that the implementation of the foregoing improvements to our governance and compensation practices described above has appropriately addressed ALL of our key shareholders’ concerns.

When casting your 2016 Say-on-Pay vote, we encourage you to consider the Company’s financial results in 2015 despite the challenges of the ongoing SEC investigation; the elimination of excessive compensation and perquisite amounts; the Compensation Committee’s commitment to pay-for-performance based on objective financial criteria; the prohibition of pledges and hedging of stock; the enforcement of repayment requirements and claw-back agreements resulting in the recovery of more than $22 million from former senior executives; and our direct and constructive engagement with our shareholders.

OVERVIEW OF OUR COMPENSATION PROGRAM FOR NAMED EXECUTIVE OFFICERS

The Company traditionally uses a mix of short- and long-term and fixed and variable elements in compensating the NEOs: base salary; annual cash bonus incentives; and long-term incentive awards. In prior years, long-term incentive awards often included equity-based awards that vested based solely on continued employment. However, as described in more detail below, the Compensation Committee redesigned the long-term incentive program for our NEOs so that future annual equity-based awards granted to NEOs will also generally be subject to performance-based vesting requirements.

Compensation Philosophy

In 2015, the Compensation Committee reaffirmed its compensation strategy to appropriately link compensation levels with shareholder value creation by:

•	Aligning pay with financial performance as a meaningful component of total compensation;
•	Providing total compensation capable of attracting, motivating and retaining executives of outstanding talent;
•	Focusing our executives on achieving key objectives critical to implementing the Company’s business strategy and achieving financial performance goals;
•	Imposing, and enforcing, appropriate “claw-back” or repayment requirements for executives’ resignation or termination for cause; and
•	Safeguarding the Company’s business interests, including protection from adverse activities by executives.

Risk Assessment

The Compensation Committee reviews with management the design and operation of the Company’s performance goals and metrics used in connection with incentive awards and determined that these policies do not provide the Company’s executive officers or other employees with incentive to engage in behavior that are reasonably likely to have a material adverse effect on the Company. As discussed below in greater detail, the principal measures of our business performance to which named executive officer compensation is tied are adjusted EBITDA (as defined below), organic revenue growth and, in the case of equity incentive awards, the value returned to shareholders as measured by stock price appreciation and dividends, as compared to a specified peer group of companies.

Process for Determining the Compensation of our Named Executive Officers

Our Compensation Committee.  As of March 1, 2016, the Compensation Committee was composed of three independent, non-employee directors. The Compensation Committee oversees the Company’s executive compensation and benefit plans and practices, including its incentive compensation and equity-based plans, and reviews and approves the Company’s management succession plans. Specifically, the Compensation Committee determines the salaries and the performance measures and awards under the annual bonus incentive program for the Chief Executive Officer and other executive officers. The Compensation Committee also determines the amount and form of long-term incentive awards, which typically take the form of equity incentive grants, including shares of restricted stock or restricted stock units under the 2011 Stock Incentive Plan and 2008 Key Partner Incentive Plan, and stock appreciation rights (SARs) under the SARs Plan.

Engagement of Compensation Consultant.  In 2014 and 2015, the Compensation Committee retained Mercer Human Resource Consulting (“Mercer”), a compensation consulting firm, to provide objective analysis, advice and information to the Compensation Committee, including competitive market data and recommendations related to CEO and other named executive officer compensation. Mercer reports to the Compensation Committee Chairman and has direct access to Compensation Committee members. In addition to the advice described above, the Compensation Committee engaged Mercer to assist in designing the new 2014 LTIP Plan to enhance pay-for-performance alignment. In accordance with NASDAQ listing standards, the Compensation Committee assessed the independence of Mercer and determined that it was independent.

Mercer has attended Compensation Committee meetings at the Compensation Committee’s request and has also met with the Compensation Committee in executive session without management present. In particular, the Compensation Committee worked with Mercer to structure performance-based annual and long-term incentive programs designed to retain the Company’s executive management team and to motivate them to achieve goals that increase shareholder value. The Compensation Committee sought to ensure that its incentive plans properly align management incentive compensation targets with the performance targets most relevant to shareholders. The Compensation Committee also considered recent trends in executive compensation.

The aggregate amount of fees billed by Mercer for services related to designing the 2015 LTIP awards and determining compensation for the Company’s named executive officers was equal to $61,961 for 2015, and $36,708 for 2014.

Role of Named Executive Officers in Compensation Decisions: Input from Senior Management.  The Compensation Committee considers input from senior management in making determinations regarding the overall executive compensation program and the individual compensation of the named executive officers. As part of the Company’s annual planning process, the CEO and CFO develop targets for the Company’s incentive compensation programs and present them to the Compensation Committee. These targets are reviewed by the Compensation Committee to ensure alignment with the Company’s strategic and annual operating plans, taking into account the targeted year-over-year improvement as well as identified opportunities and risks. Based on performance appraisals, including an assessment of the achievement of pre-established financial and individual “key performance indicators,” the CEO and SVP, Talent recommend to the Compensation Committee cash and long-term incentive award levels for the Company’s other executive officers. Each year, the CEO and SVP, Talent present to the Compensation Committee their evaluation of each executive officer’s contribution and performance over the past year, and strengths and development needs and actions for each of the executive officers. The Compensation Committee exercises its discretionary authority and makes the final decisions regarding the form of awards, targets, award opportunities and payout value of awards.

ELEMENTS OF OUR COMPENSATION PROGRAM FOR OUR NAMED EXECUTIVE OFFICERS

The following table details the elements of our compensation program which are designed to achieve our compensation objectives for the named executive officers:

Compensation Program Elements	Description	How This Element Promotes Company Objectives
Base Salary	Fixed annual compensation that provides ongoing income.	Intended to be competitive with marketplace.
Annual, Short-Term Cash Incentive Awards; Repayment or “Claw-back” Requirements	Opportunity to earn performance-based compensation if the Company achieves financial performance goals, and if the executive achieves individual “key performance indicators” (KPIs). For 2015, the financial performance goals were based on the Company’s adjusted EBITDA and organic revenue growth. The Company also required each executive officer (including each NEO) to agree in writing to repay the Company a portion of their respective cash incentive payment if he/she resigned his/her employment or was terminated for “cause” prior to December 31, 2017.	Motivates and rewards achievement of annual corporate and personal objectives that build shareholder value. Repayment or “claw-back” requirements encourage executive retention.
At-Risk Equity Incentive Awards (Restricted Stock)	Opportunity to earn equity incentive awards based upon three-year financial performance vesting terms.	Promotes achievement of key multi-year corporate objectives; the vesting requirements of these incentive awards are designed to motivate executives to achieve goals that align the executive’s interests with shareholders. Long-term vesting promotes executive retention.
2014 LTIP Plan	Opportunity to earn performance-based compensation if the Company achieves financial performance goals (adjusted EBITDA) and superior “Relative Total Shareholder Return” (TSR) as compared to a pre-defined industry comparator group over three (3) year measurement period following date of grant.	Grant and vesting requirements of these long-term incentive awards are designed to motivate executives to achieve stretch goals that align the executive’s interests with shareholders, based on extraordinary financial performance and relative shareholder value creation over 3-year period as compared to a comparator group. Long term vesting and continued employment condition also promote executive retention.

Compensation Program Elements	Description	How This Element Promotes Company Objectives
Severance Payments and Benefits	Payments and benefits upon termination of an executive’s employment in specified circumstances.	Intended to provide assurance of financial security to attract lateral hires and to retain executives, especially in disruptive circumstances, such as a change in control and leadership transitions; encourage management to consider transactions that could benefit shareholders.
Benefits	Health and welfare benefits.	Fair and competitive programs to provide family health care protection, facilitate recruitment and retention.
Perquisites	Limited personal benefits provided as an element of compensation, including a fixed “perquisite allowance” to named executive officers. Effective as of January 1, 2016, the CEO’s perquisite allowance was terminated.	Fair and competitive programs to facilitate recruitment and retention.

In setting policies and administering the compensation of named executive officers, the Compensation Committee reviews and takes into account all elements of total compensation, benefits and perquisites. The Compensation Committee reviews reports and analyses of executive compensation in consultation with its outside consultant, including current practices and trends among peer companies and the advertising and marketing services industry.

2015 INCENTIVE AWARDS BASED ON FINANCIAL AND INDIVIDUAL PERFORMANCE METRICS

Pay-for-Performance Analysis; Achievement of 2015 Financial Targets.  The Company’s compensation program is designed to reward performance relative to corporate financial performance criteria and individual incentive criteria. The Company’s overall financial performance for 2015 exceeded the financial targets established by the Compensation Committee. Specifically, the Company’s 2015 financial performance of Adjusted EBITDA ($197.7 million as reported) exceeded the Company’s baseline Adjusted EBITDA target. The Compensation Committee also determined that the Company achieved certain other financial and strategic goals in 2015, including industry-leading organic revenue growth of 7.1%; a significant reduction in corporate expenses; the integration of accretive acquisitions and transactions that expanded and diversified the Company’s portfolio with a strong mobile development platform (Y Media Labs); the successful extension of partnership relationships with key founding partners at several operating agencies; and significant new client wins despite the challenges of the ongoing SEC investigation. The Compensation Committee’s executive compensation decisions in 2015 aligned with this exceptional financial and operational performance.

Calculation of 2015 Annual Incentive Awards; Individual Performance Metrics.  In determining the 2015 annual incentive awards to be paid to each of the named executive officers, following the conclusion of fiscal 2015 the Compensation Committee reviewed actual financial and individual performance relative to individual incentive criteria. The Company does not apply a formula or use a pre-determined weighting when comparing overall performance against the various individual objectives, and no single objective is material in determining individual awards. However, the Compensation Committee assessed each executive’s individual performance to determine the actual bonus incentive award payable to Mr. Kauffman and each named executive officer, including the following:

Scott Kauffman:  For Mr. Kauffman, the Compensation Committee considered the Company’s strong financial performance, as well as Mr. Kauffman’s highly effective leadership role in implementing the Company’s strategic and operating plans. Specifically, the Compensation Committee recognized that Mr. Kauffman oversaw and managed the successful transition in the executive management team following the resignation by our former-CEO, including the stabilization of key client relationships; a significant reduction in corporate expenses, including elimination of duplicative services in the Toronto, Canada office; the successful extension of partnership agreements with some of our largest agency networks; execution of two strategic acquisitions that diversified the Company’s portfolio in mobile development and search marketing; and strong net new business wins despite the challenges posed by the ongoing SEC investigation. Mr. Kauffman therefore received an annual bonus for 2015 equal to $800,000.

David Doft:  Mr. Doft implemented significant corporate cost reductions and managed improvements to the Company’s working capital processes in 2015, resulting in achievement by the Company of its cash management targets. In addition, Mr. Doft assisted in the remediation of identified internal control issues and the enforcement of new travel and entertainment policies and procedures as part of the Company’s improved corporate governance practices in response to the internal investigation following receipt of the SEC Subpoena. As a result, Mr Doft received an annual cash bonus for 2015 equal to $575,000.

Robert Kantor:  Mr. Kantor successfully led the Company’s new business initiatives, and significantly surpassed targeted performance goals with several global account wins across the Company’s agency network. Mr. Kantor also oversaw the development and roll-out of an online collaboration tool among the Company’s partner agencies to generate new and organic client account activity. As a result, Mr. Kantor received an annual cash bonus for 2015 equal to $600,000.

Andre Coste:  In 2015, Mr. Coste transitioned to the role of Chief Operating Officer, and worked closely with senior executives at the Company’s largest partner agencies to achieve targeted performance goals. He helped implement improvements to the Company’s operations and budgeting processes, and assisted in several partner agencies’ global expansion initiatives in 2015. Mr. Coste received an annual cash bonus from the Company for 2015 equal to $500,000.

Lori Senecal:  Ms. Senecal successfully transitioned to the operational role of Global Chief Executive Officer of Crispin Porter & Bogusky, one of the Company’s largest partner agencies. Ms. Senecal effectively led several client pitches at Crispin Porter, and was instrumental in helping to win key new accounts and secure several existing client relationships. As a result, Ms. Senecal received an annual cash bonus from the Company for 2015 equal to $750,000.

Stock Ownership Guidelines.  The Company’s stock ownership guidelines require that each named executive officer own a significant equity stake in the Company during their employment. The Compensation Committee believes that stock ownership by senior managers strengthens their commitment to the future of the Company and further aligns their interests with those of our shareholders. The Board has adopted the following stock ownership guidelines: Chief Executive Officer to own stock with a value of at least five (5) times his base salary; Chief Financial Officer, at least four (4) times his base salary; and each other named executive officer, at least three (3) times their base salary. An executive must reach his target ownership level within four years after becoming subject to the stock ownership guidelines. As of December 31, 2015, the CEO and all other named executive officers were in full compliance with the Company’s stock ownership guidelines.

Prohibition of Pledging or Hedging of the Company’s Stock.  The Board has adopted policies to prohibit any pledge or hedging of the Company’s stock by officers and directors of the Company. Currently, no stock is pledged or hedged by any of the Company’s directors or officers.

Employment Agreements.  The Company has employment or services agreements with the CEO and all of the other named executive officers. These agreements formalize the terms of the employment relationship, and assure the executive of fair treatment during employment and in the event of termination while requiring compliance with restrictive covenants. Employment agreements promote complete documentation and understanding of employment terms, including strong protections for our business.

Claw-back Agreements.  In connection with the payment of cash incentive amounts to the CEO and each of the other named executive officers for 2015, the Company required that each agree in writing to repay the Company a pro rata portion of his cash incentive payment if he resigned his employment or his employment was terminated for “cause” prior to December 31, 2017. These agreements also encourage long term retention of key executives by the Company.

Business Protection Terms.  The Company’s named executive officers are subject to significant contractual restrictions intended to prevent actions that potentially could harm our business, particularly after termination of employment. These business protections include obligations not to solicit clients or employees, not to disparage us, not to reveal confidential information, and to cooperate with us in litigation. Business protection provisions are included in employment agreements and in connection with compliance with the Company’s Code of Conduct.

Equity Award Grant Policies.  The Board of Directors and the Compensation Committee have adopted policies and procedures governing the granting of any equity incentive awards, including the following:

•	Equity incentive awards granted to executive officers must be approved by the Compensation Committee or the full Board of Directors, and be made at quarterly in-person meetings and not be made via unanimous written consent. An attorney (who may be an employee of the Company) must be present at each such Compensation Committee or Board meeting.
•	If grants are required to be awarded in connection with hiring new employees in between quarterly Compensation Committee meetings, such grants may be approved at a special meeting, which may be telephonic or in-person.
•	Options, SARs and other equity incentive awards must be priced at the closing price on the date immediately prior to the date of the Compensation Committee meeting at which the grant is approved.
•	The Company’s internal audit department performs an audit of equity incentive awards granted during the year to ensure compliance with all policies and applicable rules and regulations.

Comparator Companies.  In determining compensation opportunities and payments to executives, the Compensation Committee may, from time to time, review competitive opportunities, payments, practices and performance among a comparator group of companies. Although we do not engage in formal benchmarking of NEO compensation, we intend that, if our named executive officers achieve individual and financial corporate objectives in a given year, they will earn total direct compensation that compares favorably with the total direct compensation earned by executives performing similar functions at comparator companies.

Retirement Programs.  The Company offers each U.S.-based executive the opportunity to make individual contributions to a broad-based 401(k) Plan administered by the Company and generally available to the Company’s U.S. employees. However, the Company does not make or match any employee contributions to the 401(k) Plan for the Company’s employees. The Company does not provide any other specific retirement or pension benefits for its named executive officers.

Severance Policies.  We provide severance protection to our named executive officers in employment agreements, as detailed below under the caption “Potential Payments upon Termination or Change-In-Control.” As discussed above, this protection is designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide, including the level of severance payments and post-termination benefits, is appropriate.

Section 162(m).  Pursuant to Section 162(m), publicly-held corporations are prohibited from deducting compensation paid to the named executive officers except the Chief Financial Officer, as of the end of the fiscal year, in excess of $1 million, unless the compensation is “performance-based.” Although the Compensation Committee considers the impact of Section 162(m) when making its compensation determinations, the Compensation Committee has determined that its need for flexibility in designing an effective compensation plan to meet our objectives and to respond quickly to marketplace needs has outweighed its need to maximize the deductibility of its annual compensation. The Compensation Committee reviews this policy from time to time.

REPORT OF THE HUMAN RESOURCES &
COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Human Resources & Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears above. Based on this review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2015 Annual Report on Form 10-K for filing with the SEC.

The Human Resources & Compensation Committee
Clare R. Copeland (Chairman)
Michael J.L. Kirby
Irwin D. Simon

Executive Compensation

This section contains information, both narrative and tabular, regarding the compensation for fiscal 2015, 2014, and 2013 for (1) each person who served as our principal executive officer in 2015; (2) our principal financial officer in 2015; and (3) our three other most highly compensated executive officers who were serving as executive officers as of the end of 2015 (collectively, the “NEOs” or the “named executive officers”). In 2015, Miles Nadal served as CEO from January 1, 2015 until his resignation on July 20, 2015. Scott Kauffman has served as our CEO since July 20, 2015.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Scott L. Kauffman, Chairman and Chief Executive Officer(4)	2015	500,641	800,000	1,926,000	0	0	34,135	3,260,776

David Doft, Chief Financial Officer	2015	500,000	575,000	0	0	0	47,687	1,122,687
	2014	441,667	566,375	142,437	0	0	46,686	1,197,165
	2013	412,500	812,500	226,721	0	0	53,084	1,504,805
Andre Coste, Chief Operating Officer	2015	575,000	500,000	0	0	0	76,045	1,151,045

Robert Kantor, Chief Marketing Officer	2015	500,000	600,000	0	0	0	38,367	1,138,367

Lori Senecal, President and CEO, The MDC Partner Network(5)	2015	1,000,000	750,000	0	0	0	133,628	1,883,628
	2014	924,000	350,000	1,115,000	0	0	205,281	2,594,281

Miles S. Nadal, Former Chairman, Chief Executive Officer and President	2015	1,539,000	0	0	0	0	375,000	1,914,000
	2014	1,850,000	9,625,000	2,314,530	0	0	926,005	14,715,535
	2013	1,750,000	24,057,294	4,186,920	0	0	554,172	30,548,386

(1)	Reflects the bonus paid in respect of performance in 2015, which amounts were paid in February 2016. As disclosed in the CD&A, the Company’s practice is to require senior executives to sign Incentive/Retention Agreements in connection with each annual bonus payment, which agreement provide for a pro rata repayment of each bonus paid if he/she resigns or is terminated for cause within two years of the end of the performing year. With respect to each of the NEOs, the amount of the repayment obligations that lapsed and terminated in 2015 with respect to prior bonus awards was as follows: David Doft — $395,188; Lori Senecal — $246,740; Andre Coste — $360,715; and Robert Kantor — $390,446. In prior years, the Company disclosed the actual bonus expense included in the Company’s financial statements rather than the bonus paid for the fiscal year. The bonus reflected in the table for 2013 and 2014 has been restated for consistency.
(2)	Reflects the grant date fair value of the equity awards we granted to our NEOs as determined in accordance with FASB Topic 718. For a discussion of the assumptions relating to these valuations, please see “Footnote 2 — Significant Accounting Policies” set forth in our annual report on Form 10-K for the year ended December 31, 2015.

(3)	“All other compensation” is composed of the following perquisites, personal benefits and other items for our NEOs in 2015:

Name	Perquisite Allowance	Housing Relocation Allowance	Health Insurance Premiums	Other Perquisites		Total
Scott Kauffman	34,135		—			34,135
David Doft	30,000		17,687			47,687
Andre Coste	50,000		17,687	8,358	(a)	76,045
Robert Kantor	18,000		20,367			38,367
Lori Senecal	24,000	89,261	20,367			133,628
Miles Nadal	375,000		—			375,000

(a)	Includes amounts paid for family travel to Mr. Coste’s former home in Paris, France and tax planning advisory fees.
(4)	This Summary Compensation Table only reflects compensation paid to Mr. Kauffman in his capacity as CEO of the Company during the period of July 20, 2015 through December 31, 2015. Amounts paid to Mr. Kauffman in his capacity as a non-management director during the period of January 1, 2015 through July 20, 2015, are set forth under “Director Compensation for Fiscal Year 2015.”
(5)	Ms. Senecal was not a named executive officer in 2013, and is no longer an executive officer of the Company effective as of December 31, 2015. Ms. Senecal is currently CEO of Crispin Porter & Bogusky LLC, a subsidiary of the Company.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2015

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Scott Kauffman	—	—	—	—				100,000 (2)			1,926,000 (3)
David Doft	1/26/2015	175,000	250,000	625,000				0
Andre Coste	1/26/2015	175,000	250,000	625,000				0			0
Robert Kantor	1/26/2015	175,000	250,000	625,000				0			0
Lori Senecal	1/26/2015	350,000	500,000	1,250,000				0			0
Miles Nadal(4)	1/26/2015	6,000,000	7,500,000	15,000,000				0			0

(1)	Represents awards granted to our NEOs in fiscal 2015 under the Company’s 2014 Long-Term Cash Incentive Plan (the “2014 LTIP Plan”). These grants vest at the end of the applicable three (3) year measuring period (December 31, 2017), subject to achievement of financial performance criteria and continued employment. The financial performance criteria are based on the following two specific metrics that are each given 50% weight: (i) three (3) year cumulative EBITDA growth as measured against the approved annual EBITDA targets for such period; and (ii) relative total shareholder return (“TSR”) based on share price appreciation and dividends as compared to a pre-defined comparator group (“Comparator Group”) over the same three (3) year period. For 2015, the EBITDA target is equal to $198.4 million; and for 2016, the EBITDA target under the 2014 LTIP Plan is equal to $217.3 million. A payout at the target opportunity (50%) for the EBITDA metric will be made if the Company achieves the three (3) year cumulative EBITDA target. Under the 2014 LTIP Plan, total TSR is calculated as A minus B expressed as a percentage, where A is the average per-share price of the applicable company’s stock at the end of the applicable performance period, and B is the average per-share price of stock at the beginning of the applicable performance period. In addition, for purposes of calculations of TSR, cash dividends paid on a share of stock are deemed to be reinvested in the company’s stock on the day they are paid at the average of the high and the low per-share price on that day. A payout at the target opportunity (50%) for the TSR metric will be made if the Company’s TSR is at the 75th percentile relative to the Comparator Group. These awards also vest automatically upon a change in control of the Company, or subject to achievement of financial performance targets on a pro rata basis upon termination of the NEO’s employment without cause. The Comparator Group is comprised of the following publicly-traded companies: Interpublic Group; Omnicom; WPP Plc; Harte Hanks; Clear Channel; Lamar Advertising; National CineMedia; Sizmek; Acxiom; Aimia; and ReachLocal.

Mr. Kauffman did not receive any award in 2015 under the 2014 LTIP Plan because he was a non-employee director at the time grants were made to other senior executives.

(2)	Represents restricted stock granted to Mr. Kauffman in September 2015 under our 2011 Stock Incentive Plan. This grant was made pursuant to Mr. Kauffman’s new employment agreement and his appointment as the new CEO, effective July 20, 2015, and vests upon the third anniversary of the grant date subject to continued employment. This award will also vest automatically upon a change of control of the Company, or upon termination of employment without cause.
(3)	Reflects the grant date fair value of the equity awards we granted to our NEOs in fiscal 2015 as determined in accordance with FASB Topic 718. For a discussion of the assumptions relating to these valuations, please see “Footnote 2 — Significant Accounting Policies” set forth in our annual report on Form 10-K for the year ended December 31, 2015.
(4)	Mr. Nadal received an award under the 2014 LTIP Plan on January 26, 2015. However, the full amount of this award was terminated and forfeited in connection with Mr. Nadal’s resignation pursuant to his Separation Agreement with the Company.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have entered into employment agreements with all of our named executive officers, as described in more detail below.

Scott L. Kauffman

MDC Partners has an employment agreement with Mr. Kauffman, effective July 20, 2015, pursuant to which Mr. Kauffman serves as our Chief Executive Officer. Mr. Kauffman’s term of employment with the Company is for an indefinite period unless and until either Mr. Kauffman gives to the Company thirty (30) days advance written notice of resignation or the Company terminates Mr. Kauffman’s employment, with or without “Cause” (as defined in his employment agreement).

Mr. Kauffman received an annualized base salary of $1,100,000 during his term of employment in 2015 (increased to $1,200,000 effective as of January 1, 2016), and he is eligible to receive an annual discretionary bonus in a target amount equal to 100% of his base salary, as determined by the Compensation Committee, based upon Mr. Kauffman’s individual performance, the overall financial performance of the Company and such other factors as the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures. As part of his new employment agreement, Mr. Kauffman received a grant of 100,000 shares of MDC restricted stock on August 26, 2015. In 2015, Mr. Kauffman received a monthly perquisite allowance in an amount equal to $6,250; however, commencing January 1, 2016, Mr. Kauffman no longer receives any perquisite allowance. Mr. Kauffman is eligible, but in 2015 declined to participate, in the Company’s welfare benefit plans and programs including disability and group life (including accidental death and dismemberment insurance). He is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. The employment agreement also provides for severance payments if Mr. Kauffman’s employment is terminated under specified circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control.”

David B. Doft

MDC Partners has an employment agreement with Mr. Doft, effective August 10, 2007 (as amended on August 5, 2010), pursuant to which Mr. Doft serves as our Chief Financial Officer. Mr. Doft’s term of employment is subject to automatic renewal for one-year periods, unless either party gives to the other a 45-day advance written notice of his or its intention not to renew. Mr. Doft currently is entitled to receive an annualized base salary of $500,000 (increasing to $650,000 effective as of January 1, 2016), and he is eligible to receive an annual discretionary bonus in a target amount equal to 100% of his base salary, as recommended by our CEO and determined by the Compensation Committee, based upon Mr. Doft’s performance, the overall financial performance of the Company and such other factors as our CEO and the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures.

Mr. Doft also receives an annual perquisite allowance in an amount equal to $30,000. Mr. Doft is eligible to participate in any welfare benefit plans and programs including disability, group life (including accidental death and dismemberment) and business travel insurance provided by the Company to its senior executives. He is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. The employment agreement also provides for severance payments if Mr. Doft’s employment is terminated under specified circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control.”

Andre Coste

MDC Partners has an employment agreement with Mr. Coste, effective August 8, 2013, pursuant to which Mr. Coste currently serves as our Chief Operating Officer. Mr. Coste’s term of employment with the Company is for an indefinite period unless and until either Mr. Coste gives to the Company three (3) months advance written notice of resignation or the Company terminates Mr. Coste’s employment with or without “Cause” (as defined in his employment agreement).

Mr. Coste currently receives an annualized base salary of $575,000, and he is eligible to receive an annual discretionary bonus in a target amount equal to 100% of his base salary, as recommended by our CEO and determined by the Compensation Committee, based upon Mr. Coste’s individual performance, the overall financial performance of the Company and such other factors as our CEO and the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures.

Mr. Coste also receives an annual perquisite allowance in an amount equal to $50,000. Mr. Coste is eligible to participate in any welfare benefit plans and programs including disability, group life (including accidental death and dismemberment) and business travel insurance provided by the Company to its senior executives. He is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. In addition, Mr. Coste is entitled to receive reimbursement for airplane travel costs for him and his family to visit France once per year, and up to $2,500 for the preparation of U.S. tax returns. The employment agreement also provides for severance payments if Mr. Coste’s employment is terminated under specified circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control.”

Robert Kantor

MDC Partners has an employment agreement with Mr. Kantor, effective May 5, 2014, pursuant to which Mr. Kantor serves as our Chief Marketing and Business Development Officer. Mr. Kantor’s current term of employment with the Company is for an indefinite period unless and until either Mr. Kantor gives to the Company six (6) months advance written notice of resignation or the Company terminates Mr. Kantor’s employment with or without “Cause” (as defined in his employment agreement).

Mr. Kantor currently receives an annualized base salary of $500,000, and he is eligible to receive an annual discretionary bonus in a target amount equal to 100% of his base salary, as recommended by our CEO and determined by the Compensation Committee, based upon Mr. Kantor’s individual performance, the overall financial performance of the Company and such other factors as our CEO and the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures.

Mr. Kantor also receives an annual perquisite allowance in an amount equal to $18,000. Mr. Kantor is eligible to participate in any welfare benefit plans and programs including disability, group life (including accidental death and dismemberment) and business travel insurance provided by the Company to its senior executives. He is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. The employment agreement also provides for severance payments if Mr. Kantor’s employment is terminated under certain circumstances. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control.”

Lori Senecal

From May 2015 to December 31, 2015, Lori Senecal held the dual titles of President and Chief Executive Officer of The MDC Partner Network and Chief Executive Officer of the Company’s subsidiary, Crispin Porter & Bogusky (“CPB”). As of January 1, 2016, Ms. Senecal assumed the exclusive role as Global Chief Executive Officer of CPB, and no longer served as an executive officer of the Company after December 31, 2015.

For 2015, Ms. Senecal received an annualized base salary of $1,000,000, and was eligible to receive an annual discretionary bonus in a target amount equal to 100% of her base salary, as recommended by our CEO and determined by the Compensation Committee, based upon Ms. Senecal’s performance, the overall financial performance of the Company and such other factors as our CEO and the Board shall deem reasonable and appropriate, to be paid in accordance with our normal bonus payment procedures. Ms. Senecal also receives an annual perquisite allowance in an amount equal to $24,000. In addition, in 2015 Ms. Senecal was paid a housing allowance of $89,261 in connection with the relocation of her residence to Boulder, Colorado, where CPB’s headquarters are located. Ms. Senecal is eligible to participate in any welfare benefit plans and programs including disability, group life (including accidental death and dismemberment) and business travel insurance provided by the Company to its senior executives. She is also entitled to participate in the retirement plans and benefits in accordance with the plans or practices of the Company made available to the senior executives of the Company. The employment agreement also provides for severance payments if Ms. Senecal’s employment is terminated without cause. The amount and circumstances giving rise to these severance payments are discussed in further detail under the heading “Potential Payments upon Termination or Change in Control.”

Miles S. Nadal (former CEO)

On April 25, 2007, the Company entered into a Management Services Agreement (as amended and restated on May 6, 2013, the “Services Agreement”) with Miles Nadal and Nadal Management, Inc. to set forth the terms and conditions on which Miles Nadal previously provided services to the Company as its Chief Executive Officer. In connection with Mr. Nadal’s resignation on July 20, 2015, the Company and Mr. Nadal terminated the Services Agreement and entered into a separation agreement (the “Separation Agreement”), dated as of July 20, 2015. Pursuant to the Separation Agreement, Mr. Nadal agreed, among other things, to (1) repay to the Company $1,877,000 in connection with specified amounts paid to or for the benefit of Mr. Nadal and an affiliate; (2) repay to the Company $10,581,605 in connection with cash bonus awards previously paid to Mr. Nadal, with such repayments to be made in five installments, with the last to be paid on December 31, 2017; and (3) customary non-disparagement and confidentiality obligations, reaffirmation of restrictive covenants, and an intellectual property rights assignment. During the period of January 1, 2015 through and including the termination of his employment on July 20, 2015, Mr. Nadal was paid his pro-rated base retainer and perquisite allowance in an aggregate amount equal to $1,914,000. Mr. Nadal was not paid any incentive or severance under the Separation Agreement.

The following table sets forth information regarding the outstanding awards under our equity incentive plans held by our named executive officers at 2015 fiscal year end.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(e)	(f)	(g)		(h)		(i)	(j)
Scott Kauffman	37,500 (1)		5.97	April 28, 2016	117,866	(1)	2,560,050	(1)
David B. Doft					—
Andre Coste									17,963 (2)	390,156 (2)
Robert Kantor					37,500	(3)	814,500	(3)
Lori Senecal					50,000	(4)	1,086,000	(4)
Miles Nadal					—

(1)	Mr. Kauffman received the following grants in connection with his prior service as a non-employee member of the Board: 9,855 restricted shares granted on March 7, 2013; 4,441 restricted shares granted on May 5, 2014; and 3,570 restricted shares granted on May 1, 2015. Mr. Kauffman also received a grant of 37,500 options in April 2006, which are fully vested. These grants vest upon the third anniversary of the grant date. In addition, pursuant to his new employment agreement to serve as the Company’s CEO, Mr. Kauffman received a grant of 100,000 restricted shares, which will vest on the third anniversary of employment (July 20, 2018).
(2)	This grant award was made to Mr. Coste on April, 15, 2013, and vests on March 1, 2016, subject to achievement by the Company of specified financial performance criteria in 2016 and continued employment.

(3)	This grant award was made to Mr. Kantor on November, 1, 2013, and vests upon the third anniversary of the grant date, subject to continued employment.
(4)	This grant award was made to Ms. Senecal on September, 1, 2014, and vests upon the third anniversary of the grant date, subject to continued employment.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during 2015 for each NEO on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2015

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Scott L. Kauffman			9,804	250,688
David B. Doft			5,650	143,623
Andre Coste			—
Robert Kantor			—
Lori Senecal			—
Miles S. Nadal			91,810	2,333,810

We do not provide our NEOs with any defined benefit pension arrangements, and do not maintain any non-qualified deferred compensation plans for our NEOs.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with each of our named executive officers. Under these agreements, we are required to pay severance benefits in connection with specified terminations of employment, including specified terminations in connection with a change in control of the Company. The employment agreements for each NEO and other executives require a “double trigger” for any change in control severance payments. In addition, some of our equity incentive plans provide for the accelerated payment or vesting of awards in connection with specified terminations of employment or a change in control of the Company. The following is a description of the severance, termination and change in control benefits payable to each of our named executive officers pursuant to their respective employment agreements and our equity incentive plans.

Definitions of terms such as “change in control” or “for good reason” vary between agreements, so when a definition is particular to an agreement, it is described for that agreement. For all named executive officers, a “change of control” means the closing of a transaction which results in (1) any person(s) or company(ies) acting jointly or in concert owning equity of the Company representing greater than 50% of the voting power of the Company’s outstanding securities, or (2) the Company selling all or substantially all of its assets (in each instance other than any transfer by the Company or any of its affiliates of their respective interest in the Company to another wholly-owned subsidiary of another MDC Group company).

Scott L. Kauffman

Pursuant to his employment agreement, if MDC terminated Mr. Kauffman’s employment in 2015 without cause, or if Mr. Kauffman terminated his employment for good reason, then MDC was required to pay Mr. Kauffman a severance payment within 60 days of the date of termination of one (1) times Mr. Kauffman’s base salary plus the accrued amount of his annual discretionary bonus as of the termination date. If Mr. Kauffman’s employment had terminated under these circumstances on December 31, 2015, the aggregate cash payment due to him under the agreement would have been $1,100,000. As of December 31, 2015, Mr. Kauffman had 117,866 unvested restricted stock grants that would vest on termination of his employment agreement or change of control, with a fair value equal to $2,560,050.

If Mr. Kauffman’s employment is terminated within one year following the closing of a change in control by MDC without cause, or by Mr. Kauffman for good reason, then Mr. Kauffman will be entitled to the same severance payments set forth above. In addition, in the event of a change of control, the Compensation Committee may in its sole discretion determine to make an additional payment to Mr. Kauffman. If there had been a change in control of MDC Partners on December 31, 2015 and Mr. Kauffman’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid him under the contract would be $1,100,000.

David Doft

Pursuant to his employment agreement, if MDC terminates Mr. Doft’s employment without cause, Mr. Doft terminates his employment for good reason, or the company gives a notice of non-renewal of the agreement, then MDC is required to pay Mr. Doft a severance payment within 10 days of the date of termination of one (1) times Mr. Doft’s total remuneration, plus an amount equal to two (2) month’s base salary for each calendar year in which he was employed by the Company, up to a maximum of six months. Total remuneration means the sum of his current base salary, his perquisite allowance, plus the highest annual discretionary cash bonus he earned in the three years ending December 31 of the year immediately preceding the date of termination. If Mr. Doft’s employment had terminated under these circumstances on December 31, 2015, the aggregate cash payment due to him under the agreement would have been $1,592,500. Furthermore, Mr. Doft will also be allowed to continue participating for one year after termination on the same basis as before he was terminated in all benefit plans and, to the extent permitted under law, also in all retirement plans, provided however, that if Mr. Doft becomes entitled to receive coverage and benefits in the same type of plan from another employer, he will no longer be able to participate in these benefit and retirement plans. We will be obligated to pay him the economic equivalent of the benefits in these plans if Mr. Doft is unable to participate in the plans. The aggregate amount of this benefit would have been approximately $17,687 if Mr. Doft’s employment had terminated as of December 31, 2015.

If Mr. Doft’s employment is terminated without cause by the company within one year following the closing of a change in control, by Mr. Doft for good reason, or by the company giving a notice of non-renewal of the agreement, then Mr. Doft will be entitled to a payment of 2.0 times his total remuneration. He will also be eligible to receive a pro rata portion of his annual discretionary cash bonus for the year in which his employment terminates. If there had been a change in control of MDC Partners on December 31, 2015 and Mr. Doft’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid him under the contract would be $2,685,000. Furthermore, Mr. Doft will also be allowed to continue participating for one year after termination on the same basis as before he was terminated in all benefit plans. We will be obligated to pay him the economic equivalent of the benefits in these plans if Mr. Doft is unable to participate in the plans. The aggregate amount of this benefit would have been approximately $17,687 if Mr. Doft’s employment had terminated as of December 31, 2015.

Andre Coste

Pursuant to his employment agreement, if MDC terminates Mr. Coste’s employment without cause, then MDC is required to pay Mr. Coste a severance payment over the applicable twelve (12) month severance period, equal to one (1) times Mr. Coste’s base salary. If Mr. Coste’s employment had terminated under these circumstances on December 31, 2015, the aggregate cash payment due to him under the agreement would have been $575,000. As of December 31, 2015, Mr. Coste had 17,963 unvested restricted stock grants that would vest on termination of his employment agreement or change of control, with a fair value equal to $390,156.

If Mr. Coste’s employment is terminated within one year following the closing of a change in control by the company without cause, then Mr. Coste will be entitled to a payment of 1.5 times his then-current base salary. He will also be eligible to receive a pro-rata portion of his annual discretionary cash bonus for the year in which his employment terminates. If there had been a change in control of MDC Partners on December 31, 2015 and Mr. Coste’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid him under the contract would be $862,500.

Robert Kantor

Pursuant to his employment agreement, if MDC terminates Mr. Kantor’s employment without cause, then MDC is required to pay Mr. Kantor a severance payment over the applicable twelve (12) month severance period, equal to one (1) times Mr. Kantor’s base salary. If Mr. Kantor’s employment had terminated under these circumstances on December 31, 2015, the aggregate cash payment due to him under the agreement would have been $500,000. As of December 31, 2015, Mr. Kantor had 37,500 unvested restricted stock grants that would vest on termination of his employment agreement or change of control, with a fair value equal to $814,500.

If Mr. Kantor’s employment is terminated within one year following the closing of a change in control by the company without cause, then Mr. Kantor will be entitled to a payment of 1.5 times his total remuneration (increasing to 2.0 times his total remuneration effective May 26, 2016). Total remuneration means the sum of his current base salary, plus the highest annual discretionary cash bonus he earned in the three years ending December 31 of the year immediately preceding the date of termination. He will also be eligible to receive a pro-rata portion of his annual discretionary cash bonus for the year in which his employment terminates. If there had been a change in control of MDC Partners on December 31, 2015 and Mr. Kantor’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid him under the contract would be $1,412,062.

Lori Senecal

Pursuant to her employment agreement, if MDC terminates Ms. Senecal’s employment without cause, then MDC is required to pay Ms. Senecal severance in an amount equal to her base salary for a period of time commencing on the date of termination and ending at the end of the twelve (12) month period thereafter. If Ms. Senecal’s employment had terminated under these circumstances on December 31, 2015, the aggregate cash payment due to her under the agreement would have been $1,000,000. As of December 31, 2015, Ms. Senecal had 50,000 unvested restricted stock grants that would vest on termination of her employment agreement or change of control, with a fair value equal to $1,086,000.

If Ms. Senecal’s employment is terminated by the company without cause within one year following the closing of a change in control, then Ms. Senecal will be entitled to a payment of two (2) times her base salary. She will also be eligible to receive a pro rata portion of her annual discretionary cash bonus for the year in which her employment terminates. If there had been a change in control of MDC Partners on December 31, 2015 and Ms. Senecal’s employment terminated in connection with that change in control, the aggregate cash severance payment MDC would have paid her under the contract would be $2,000,000.

Miles S. Nadal

On July 20, 2015, Mr. Nadal resigned from his position as CEO and from his position as a member and Chairman of the Board of Directors. Mr. Nadal did not receive any severance or other compensation payments from the Company in connection with his resignation.

Following an extensive review of perquisites and payments made by the Company on behalf of Mr. Nadal during the period 2009 through 2014, Mr. Nadal repaid the Company for the expenses for which the Company sought reimbursement, in an aggregate amount of $11,285,000. These payments included medical expenses, travel and commutation expenses, charitable donations and other expenses that lacked appropriate substantiation, over a six (6) year period.

In addition, Mr. Nadal further agreed to repay the Company $10,581,605 in connection with repayment obligations pursuant to prior incentive/retention agreements. Through December 31, 2015, Mr. Nadal has paid $2.5 million of this amount, and is obligated to repay the remaining balance in three installments, with the last to be paid on December 31, 2017.

Compensation Committee Interlocks and Insider Participation

Mr. Clare Copeland (Chairman), Mr. Scott Kauffman (prior to his appointment as CEO on July 20, 2015), Mr. Michael J.L. Kirby and Mr. Irwin Simon served on the Human Resources & Compensation Committee of the Board of Directors during 2015. None of the persons who served on the Human Resources & Compensation Committee at the time of such service are, or have been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

On May 26, 2005, the Company’s shareholders approved the Company’s 2005 Stock Incentive Plan, which was subsequently amended on May 30, 2007 and on May, 30 2009. The 2005 Stock Incentive Plan authorizes the issuance of awards to employees, officers, directors and consultants of the Company with respect to 6,750,000 shares of MDC Partners’ Class A Shares or any other security in to which such shares shall be exchanged. On May 30, 2008, the Company’s shareholders approved the 2008 Key Partner Incentive Plan, which provides for the issuance of 900,000 Class A Shares. On May 30 2012, the Company’s shareholders approved the 2011 Stock Incentive Plan, which provides for the issuance of up to 3,000,000 Class A shares. The SARs Plan was initially adopted and approved effective as of January 1, 2003, and was subsequently amended and restated in 2004, 2006 and 2014.

The following table sets out as at December 31, 2015 the number of securities to be issued upon exercise of outstanding options and rights, the weighted average exercise price of outstanding options and rights and the number of securities remaining available for future issuance under equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options Warrants and Rights	Weighted Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance (Excluding Column (a))
	(a)	(b)	(c)
Equity Compensation Plans:
Approved by stockholders:
Share options and restricted stock	122,357 (1)	$5.28 (2)	1,123,772 (3)
Not Approved by stockholders:	—	—	—

(1)	Includes 47,357 restricted stock units (“RSUs”).
(2)	The weighted average exercise price relates only to outstanding stock options. The calculation of the weighted average exercise price does not include outstanding equity awards that are received or exercised for no consideration.
(3)	Restricted stock, RSUs and other forms of equity awards may be issued under the 2005 Stock Incentive Plan, 2008 Key Partner Incentive Plan, the 2011 Stock Incentive Plan and the Stock Appreciation Plan.

Indebtedness of Directors, Executive Officers and Senior Officers

There is currently no indebtedness owed to MDC by any of MDC’s Directors, executive officers or senior officers, and there was no such indebtedness owed to MDC as of December 31, 2015. The Company’s Corporate Governance Guidelines prohibit the Company from making any new personal loans or extensions of credit to Directors or executive officers of the Company.

Insurance

MDC holds directors’ and officers’ liability insurance policies that are designed to protect MDC Partners and its directors and officers against any legal action which may arise due to wrongful acts on the part of directors and/or officers of MDC. The policies are written for a limit of $70 million, subject to a corporate deductible up to $250,000 per securities-related claims and up to $100,000 per other indemnifiable claims. In respect of the fiscal year ended December 31, 2015, the cost to MDC of maintaining the policies was $688,525. The twelve-month premium cost of the current policy, effective from August 1, 2015 until July 31, 2016, is equal to $911,672.

Review and Approval of Related Party Transactions

The Board has adopted a written Related Party Transactions Policy to assist it in reviewing, approving and ratifying related party transactions. The Related Party Transactions Policy provides that all related party transactions covered by the policy must be approved in advance by the Audit Committee, except that any ordinary course transaction in which an operating subsidiary of the Company derives revenue from a related party may be approved on an annual basis by the Audit Committee. To facilitate compliance with this policy, Directors and executive officers of the Company must notify the Company’s General Counsel and CFO as soon as reasonably practicable about any potential related party transaction. If the Company’s General Counsel and CFO determine that the transaction constitutes a related party transaction, the transaction will be referred to the Audit Committee for its consideration. The Audit Committee will be provided with full details of the proposed related party transaction, including: the terms and conditions of the proposed transaction; the business purpose of the transaction; and the benefits to the Company and to the relevant related party.

In reviewing related party transactions, the Audit Committee will consider all relevant facts and circumstances, including, among others:

•	The benefits of the transaction to the Company;

•	The terms of the transaction and whether they are fair (arm’s-length) and in the ordinary course of the Company’s business; and
•	The size and expected term of the transaction.

Generally, the Related Party Transactions Policy applies to any transaction that would be required by the SEC to be disclosed in which the Company was or is proposed to be, a participant and in which a “Related Party” had, has or will have a direct or indirect material interest. The policy also applies to any amendment or modification to an existing Related Party Transaction, regardless of whether such transaction has previously been approved.

Certain Related Party Transactions

The Company engaged in the following related party transactions in 2015, each of which was reviewed and approved by the Audit Committee in accordance with the Related Party Transactions Policy described above:

Services Agreement with Former CEO

On April 25, 2007, the Company entered into a Management Services Agreement (as amended and restated on May 6, 2013, the “Services Agreement”) with Miles Nadal and with Nadal Management, Inc. to set forth the terms and conditions on which Miles Nadal previously provided services to the Company as its Chief Executive Officer. In connection with Mr. Nadal’s resignation on July 20, 2015, the Company and Mr. Nadal terminated the Services Agreement and entered into a separation agreement (the “Separation Agreement”), dated as of July 20, 2015. Pursuant to the Separation Agreement, Mr. Nadal agreed, among other things, to: (i) repay to the Company $1,877,000 in connection with certain amounts paid to or for the benefit of Mr. Nadal and an affiliate; (ii) repay to the Company $10,581,605 in connection with amounts required to be repaid pursuant to cash bonus awards previously paid to Mr. Nadal, with such repayments to be made in five installments, with the last to be paid on December 31, 2017; and (iii) customary non-disparagement and confidentiality obligations, reaffirmation of restrictive covenants, and an intellectual property rights assignment. Mr. Nadal was not paid any compensation payments or severance under the Separation Agreement.

Use of Private Aircraft through July 2015

Beginning in 2014 and during the first six months of 2015, MDC chartered for business purposes an airplane and helicopter (together, the “Aircraft”) owned by entities controlled by Mr. Nadal and leased to an independent corporate aircraft management company. Entities controlled by Mr. Nadal paid for the purchases of the Aircraft and were legally responsible and have paid for all operating, personnel and maintenance costs associated with the Aircraft’s operations. Payments by third parties to charter the Aircraft from the corporate aircraft management company offset a portion of the costs. Payments by MDC for the business use of the Aircraft by Mr. Nadal were made to the corporate aircraft management company at a fixed hourly rate set forth in the aircraft service agreement between the aircraft management company and entities controlled by Mr. Nadal. In the first and second quarter of 2015, MDC paid a total of $397,767 for the business use of the Aircraft. Promptly following Mr. Nadal’s resignation on July 20, 2015, the Company prohibited the use of private aircraft travel by its directors and executive officers.

Employee Relationships

From May 2015 to December 31, 2015, Lori Senecal held the dual titles of President and Chief Executive Officer of The MDC Partner Network and Chief Executive Officer of Partner Firm Crispin Porter & Bogusky (“CPB”). As of January 1, 2016, Ms. Senecal assumed the exclusive role as Global Chief Executive Officer of CPB. Ms. Senecal’s husband, William Grogan, has been employed by the Company since July 1, 2015 as President of Global Accounts. In 2015, Mr. Grogan’s total compensation from the Company and its affiliate (kbs+), including salary, bonus, and other benefits, totaled approximately $943,000. His compensation is commensurate with that of his peers.

Scott Kauffman is Chairman and Chief Executive Officer of the Company. His daughter, Sarah Kauffman, has been employed by KBS+ since July 2011, and currently acts as Director of Operations, Attention Partners. In 2015, her total compensation, including salary, bonus and other benefits, totaled approximately $125,000. Her compensation is commensurate with that of her peers.

Union Advertising; Peerage Realty and Baker Real Estate

In 2015, Union Advertising Canada LP (“Union”), a Partner Firm, provided certain website development and related marketing services to each of Peerage Realty Partners (“Peerage”) and Peerage’s subsidiary, Baker Real Estate Incorporated (“Baker”). Miles Nadal, the Company’s former CEO, is the majority equity owner of Peerage and Baker. The amount of fees paid by each of Peerage and Baker to Union in respect of these services in 2015 was $130,662, which fees were customary for these types of services.

Other than as described above, no director, officer, principal shareholder or proposed nominee for election as a director of MDC and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the beginning of MDC’s last completed fiscal year or in any proposed transaction which, in either such case, has materially affected or will materially affect MDC.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Audit Committee is responsible for assisting the Board in serving as an oversight to MDC Partners’ accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year, it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under its charter including, whenever appropriate, meeting in executive sessions with MDC Partners’ independent auditors without the presence of MDC Partners’ management.

Management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditors are responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and for opining on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss the status and completed copy of management’s report on the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management and BDO USA, LLP management’s assessment of the Company’s internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including the matters more fully disclosed in Item 9A (Controls and Procedures) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

In overseeing the preparation of MDC Partners’ financial statements, the Audit Committee met with both management and MDC Partners’ outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP, and the Audit Committee discussed the statements with both management and the outside auditors.

With respect to MDC Partners’ outside auditors, the Audit Committee, among other things, discussed with BDO USA, LLP matters relating to its independence, and received from BDO USA, LLP written disclosures and a letter from BDO USA, LLP as required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Standard No. 16, “Communications with Audit Committee,” as amended, which includes, among other items, matters related to the conduct of the annual audit of MDC Partners’ financial statements.

On the basis of their reviews and discussions, the Audit Committee recommended to the Board that the Board approve (and the Board has approved) the inclusion of MDC Partners’ audited financial statements in MDC Partners’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the Securities and Exchange Commission and the Canadian Securities Administrators.

Effective April 1, 2006 the Company engaged BDO USA, LLP (“BDO USA”) as its independent registered public accounting firm. The decision to engage BDO USA was made by the Audit Committee of the Board of Directors and the Board of Directors of the Company. The Committee and the Board have also approved, and submitted for shareholder approval, the selection of BDO USA, LLP as MDC Partners’ independent auditors for the fiscal year ending December 31, 2016.

The Audit Committee’s current charter is appended to this Circular as Exhibit A.

Audit Committee of the Board
Anne Marie O’Donovan (Chair)
Michael Kirby
Larry Kramer
Clare Copeland
Irwin Simon

ITEM 2 — APPOINTMENT OF AUDITORS
AND AUTHORIZING THE AUDIT COMMITTEE TO DETERMINE ITS REMUNERATION

Subject to the action of the shareholders, upon recommendation of the Audit Committee, the Board has recommended to the shareholders the appointment of BDO USA, LLP, independent registered public accountants, to audit and report on the consolidated financial statements of MDC Partners for the fiscal year ending December 31, 2016 and to perform such other services as may be required of them. BDO USA, LLP has served as independent public accountants for MDC Partners since April 1, 2006. The Board has directed that management submit the appointment of the auditors for approval by the shareholders at the Meeting. Representatives of BDO USA, LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Unless otherwise instructed, the persons named in the accompanying proxy (provided the same is duly executed in their favor and is duly deposited) intend to vote FOR the appointment of BDO USA, LLP, independent registered public accountants, as auditors of MDC Partners, to hold office until the close of the next annual meeting of shareholders of MDC Partners, at a remuneration to be fixed by the directors of MDC Partners.

In addition to retaining BDO USA, LLP to audit MDC Partners’ consolidated financial statements for 2014 and 2015, the Company retained BDO USA, LLP to provide advisory, auditing and consulting services in 2014 and 2015. These services included audit services, audit-related services, tax services and other services. The following tables set forth the aggregate fees billed to MDC Partners by BDO USA, LLP for professional services in fiscal years 2014 and 2015:

BDO USA, LLP

	2014	2015
Audit Fees(1)	$2,240,753	$2,164,259
Tax Fees(2)	41,847	—
Audit Related Fees(3)	21,040	894,309
All Other Fees	—	—
Total	$2,303,640	$3,058,568

(1)	Fees for the annual financial statement audit, including internal control assessment related fees, quarterly financial statement reviews and regulatory comment letters.
(2)	Fees for services rendered for foreign tax services.
(3)	Fees for services rendered in connection with acquisition due diligence and other services in 2014. In 2015, includes fees for services rendered in connection with the ongoing SEC investigation.

All fees listed above have been pre-approved by the Audit Committee. The Audit Committee has, however, delegated to the Chairman of the Audit Committee the authority to pre-approve permitted non-audit services (as such services are defined by the Sarbanes-Oxley Act of 2002) provided that (i) the aggregate estimated amount of such fees will not exceed $25,000 and (ii) the Chairman of the Audit Committee reports any pre-approval so granted at the next scheduled meeting of the Audit Committee.

The Audit Committee Charter provides for the Audit Committee to establish the auditors’ fees. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” APPOINTMENT OF BDO USA, LLP AS MDC PARTNERS’ AUDITORS
AND AUTHORIZING THE AUDIT COMMITTEE TO DETERMINE BDO USA, LLP’S REMUNERATION.

ITEM 3 — APPROVAL OF THE 2016 STOCK INCENTIVE PLAN

General

The Board has adopted, subject to stockholder approval, the 2016 Stock Incentive Plan (the “2016 Incentive Plan”), a copy of which is annexed hereto as Exhibit C. The purpose of the 2016 Incentive Plan is to promote the interests of MDC Partners and its shareholders by providing incentives to the non-employee directors and employees of the Company and its subsidiaries who are largely responsible for the management, growth and protection of the business of the Company. The 2016 Incentive Plan is designed to meet this intent by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

The Board adopted the 2016 Incentive Plan as a replacement for the Company’s 2011 Stock Incentive Plan, as amended, which was approved by shareholders on June 1, 2011 (the “Prior Plan”). The 2016 Incentive Plan contains terms and conditions that reflect developments in corporate governance and other rules and regulations since the adoption of the Prior Plan and is designed to replenish the number of shares available to the Company.

The 2016 Incentive Plan authorizes the issuance of awards with respect to 1,500,000 shares of MDC Partners’ Class A Subordinate Voting Shares or any other security into which such shares may be exchanged (“Shares”). This amount represents approximately 2.98% of the Company’s issued and outstanding shares as of March 31, 2016. As of April 1, 2016, the aggregate number of Shares remaining available under the Prior Plan is 428,507. With respect to the shareholder approval of the 2016 Incentive Plan, approximately 1,300,000 Shares will be excluded from voting on the resolution to approve the 2016 Incentive Plan.

The material terms of the 2016 Incentive Plan are summarized below. The summary is not intended to be a complete description of the terms of the 2016 Incentive Plan. The full text of the 2016 Incentive Plan is attached hereto as Exhibit C. In the event of any inconsistency between the summary set forth below and the terms of the 2016 Incentive Plan, the terms of the 2016 Incentive Plan will govern.

Eligible Participants and Types of Awards

The 2016 Incentive Plan provides for the grant to non-employee directors and employees of the Company and, at the discretion of any of the foregoing persons and subject to any required regulatory approvals and conditions, any personal holding company controlled by such person, of non-qualified stock options (“Options”), tandem and stand-alone stock appreciation rights (“SARs”) and restricted stock and other stock-based awards (collectively referred to herein as “Incentive Awards”). Incentive Awards may be settled in cash or in Shares. Approximately 6,000 persons are currently eligible to participate in the 2016 Incentive Plan.

Shares Available for Awards and Award Limitations

Shares issued under the 2016 Incentive Plan may be either authorized and unissued Shares or treasury Shares. In addition to the limit on the aggregate number of Shares that are authorized to be issued pursuant to the 2016 Incentive Plan described above, the maximum number of Shares that may be covered by Incentive Awards granted to any single participant in the 2016 Incentive Plan (a “Participant”) in any fiscal year shall not exceed 300,000 Shares (representing significantly less than 1% of the current issued and outstanding Shares of the Company), prorated on a daily basis for any fiscal year that is shorter than 365 days, and the aggregate equity awards that may be issued under the 2016 Incentive Plan to executive officers in a given fiscal year may not exceed 2% of the Company’s issued and outstanding Shares. In addition, each independent Director shall not receive Incentive Awards (including option grants) with a current market value in excess of $150,000 or option grants with a current market value in excess of $100,000 in any given fiscal year. There are no other limits on the number of Shares that may be granted under the 2016 Incentive Plan.

Minimum Vesting Period of One (1) Year for all Incentive Awards

In no event shall any new Incentive Award granted under the 2016 Stock Incentive Plan vest or otherwise become payable earlier than one (1) year following the date on which it is granted, other than upon the occurrence of a permitted acceleration event.

Effect of Change in Control

Any new Incentive Award granted under the 2016 Stock Incentive Plan that is subject to time-based vesting terms and conditions shall not become fully and immediately vested and exercisable solely as a result of the occurrence of a change of control, absent a termination of employment without cause or for good reason following any such change of control. In addition, any new Incentive Award granted under the 2016 Stock Incentive Plan that is subject to performance-based vesting terms and conditions shall not become fully and immediately vested and exercisable solely as a result of the occurrence of change of control, absent a termination of employment without cause or for good reason following any such change of control and shall be adjusted on a pro-rata basis as determined by the Committee.

Prohibition on Substitutions and Repricing

In no event will any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, and no repricing of Incentive Awards is permitted at any time under any circumstances, unless the shareholders of the Company expressly approve such substitution or repricing.

Administration

The 2016 Incentive Plan will be administered by the Human Resources & Compensation Committee of the Company’s Board, or such other committee as the Board shall appoint from time to time (the “Committee”). The Committee shall from time to time designate those persons who shall be granted Incentive Awards and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the 2016 Incentive Plan may be delegated by the Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a committee consisting of one or more Directors to grant Incentive Awards to persons who are not “executive officers” of the Company (within the meaning of such term pursuant to Rule 16a-1 of the Exchange Act), subject to such restrictions and limitations as the Committee may specify.

The Committee will have full authority to administer the 2016 Incentive Plan, including authority to interpret and construe any provision of the 2016 Incentive Plan and the terms of any Incentive Award issued under it and to adopt such rules and regulations for administering the 2016 Incentive Plan, as it may deem necessary. On or after the date of grant of an Incentive Award under the 2016 Incentive Plan, the Committee may (i) extend the term of any Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any Incentive Award may remain outstanding, (ii) waive any conditions to the exercisability or transferability of any Incentive Award or (iii) provide for the payment of dividends or dividend equivalents with respect to any Incentive Award. Decisions of the Committee shall be final and binding on all Participants. No member of the Committee shall be liable for any action, omission or determination relating to the 2016 Incentive Plan, and MDC Partners indemnifies and holds harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the 2016 Incentive Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the 2016 Incentive Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

Incentive Awards That Will Be Granted

The number and type of Incentive Awards that will be granted in the future under the 2016 Incentive Plan, or that would have been granted had the 2016 Incentive Plan been in effect during the Company’s last fiscal year, are not determinable.

Significant Features of Incentive Awards

Options.  Each Option shall entitle the holder thereof to purchase a specified number of Shares. The exercise price of each Option will be equal to at least 100% of the fair market value of a Share on the date on which the Option is granted. “Fair Market Value” means, as of the applicable date of determination, the closing sales price of the Shares on the immediately preceding business day as reported on the principal securities exchange on which such Shares are then listed or admitted to trading. Options will have terms that do not exceed ten years and will have vesting periods of at least one year, except that vesting may occur in less than one year in the event that certain performance conditions attached to the Option (or with respect to other Incentive Awards) are satisfied, there is an increase or decrease in the number of issued Shares resulting from a subdivision or consolidation or the payment of a stock dividend on the Shares or any other increase or decrease in the number of such Shares effected without receipt or payment of consideration by the Company, a merger, consolidation, dissolution or liquidation of MDC Partners, or there is a termination of the employment of a Participant other than for cause or voluntary resignation prior to retirement (“Permitted Acceleration Events”). Each Option shall be subject to earlier termination, expiration or cancellation as provided in the 2016 Incentive Plan or in the agreement evidencing such Option.

Tandem Stock Appreciation Rights.  The Human Resources & Compensation Committee of the Company’s Board, or such other committee as the Board shall appoint from time to time, which administers the 2016 Incentive Plan, may grant, in connection with any Option, a tandem SAR (“Tandem SAR”). The exercise price per Share of any Tandem SAR will be equal to at least 100% of the fair market value of a Share on the date on which the Tandem SAR is granted, except that the exercise price of a Tandem SAR that is granted after the grant of the related Option may be less than such amount if it is at least equal to the exercise price of the related Option. In general, the exercise of a Tandem SAR by a Participant entitles the Participant to an amount (in cash, Shares or a combination of cash and Shares), with respect to each Share subject thereto, equal to the excess of the fair market value of a Share on the exercise date over the exercise price of the Tandem SAR. The exercise of a Tandem SAR with respect to a number of Shares causes the cancellation of its related Option with respect to an equal number of Shares, and the exercise, cancellation or expiration of an Option with respect to a number of Shares causes the cancellation of its related Tandem SAR with respect to an equal number of Shares.

Stand-Alone Stock Appreciation Rights.  The Committee may grant SARs that do not relate to Options (“Stand-Alone SARs”). The exercise price per Share of any Stand-Alone SAR will be at least 100% of the fair market value of a Share on the date on which the Stand-Alone SAR is granted. In general, the exercise of a Stand-Alone SAR by a Participant entitles the Participant to an amount (in cash, Shares or a combination of cash and Shares), with respect to each Share subject thereto, equal to the excess of the fair market value of a Share on the exercise date over the exercise price of the Stand-Alone SAR.

Other Stock Based Awards.  The Committee may grant equity-based or equity-related Incentive Awards other than Options and SARs in such amounts and subject to such terms and conditions as the Committee determines. Each such Incentive Award may (i) involve the transfer of actual Shares, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (ii) be subject to performance-based and/or service-based conditions and (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units. No such Incentive Award will vest or otherwise become payable earlier than three years following the date on which it is granted, other than upon the occurrence of a Permitted Acceleration Event.

Performance Based Compensation.  The Committee may grant Incentive Awards that are intended to qualify under the requirements of Section 162(m) of the Tax Code as “qualified performance-based compensation.”

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and SARs) that is intended to so qualify will relate to one or more of the following performance measures: revenue growth, achievement of EBITDA targets, operating income, operating cash flow, net income, earnings per share, cash earnings per share, return on sales, return on assets, return on equity, return on invested capital and total shareholder return. In the event that the requirements of Section 162(m) and the regulations thereunder change to permit Committee discretion to alter the performance measures, the Committee will have discretion to make such changes. Performance periods may be equal to or longer than, but not less than, one fiscal year of the Company. Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, the Committee shall establish (a) performance goals and objectives for the Company for such performance period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any performance measure may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any performance measures may be used to measure the performance of the Company or a subsidiary as a whole or any business unit of the Company or any subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

General Plan Provisions

Adjustments Upon Changes in Capitalization.  The 2016 Incentive Plan provides for an adjustment in the number of Shares available to be issued under the 2016 Incentive Plan, the number of Shares subject to Incentive Awards and the exercise prices of certain Incentive Awards upon a change in the capitalization of the Company, a stock dividend or split, a merger, consolidation, combination or exchange of Shares and certain other similar events.

Tax Withholding.  The 2016 Incentive Plan provides that Participants may elect to satisfy certain federal income tax withholding requirements by remitting to the Company cash or, subject to certain conditions, Shares or by instructing the Company to withhold Shares payable to the Participant.

Assignment and Transfer.  Options and SARs may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.

Amendment.  The Board may at any time suspend or discontinue the 2016 Incentive Plan or revise or amend it in any respect whatsoever, except that, in general, no revision or amendment may, without the approval of shareholders of the Company, (i) increase the number of Shares that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the 2016 Incentive Plan. No action may, without the consent of the Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award.

Term of the Plan.  No grants may be made under the 2016 Incentive Plan after April 22, 2026.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences generally applicable to the Company and to participants upon the grant and exercise of Incentive Awards under the Plan under the now applicable provisions of the Code and the regulations thereunder.

Tax Consequences to a Participant.  In general, a participant will not be deemed to receive any income nor will he be taxed upon grant of an Option or SAR. Generally, a participant will have ordinary income upon exercise of an Option in an amount equal to the excess of the fair market value on the date of exercise of the shares purchased over the exercise price paid upon exercise. A participant generally will not recognize income at the time a restricted stock award is granted. When the restrictions lapse and the stock vests, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less the amount he or she paid for the stock, if any). A participant may make a special election under Section 83(b) of the Code to be taxed on restricted stock at the time of grant, in which case subsequent appreciation will be taxable at capital gains rates. A participant generally will not recognize income upon grant of the restricted stock unit. Upon issuance of cash or shares of common stock in settlement of a restricted stock unit award, the participant will recognize ordinary income equal to the fair market value of the common stock underlying such award as of that date.

If the participant surrenders previously-owned shares in payment of any or all of the exercise price of an Option, the shares received upon exercise of such Option equal in number to the previously-owned shares so surrendered would have the tax basis and capital gain holding period applicable to such surrendered shares. The additional shares received upon exercise would have a tax basis equal to the amount taxable as ordinary income upon such exercise (as described in the immediately preceding paragraph) plus the cash paid on exercise (if any) and a new capital gain holding period commencing on the date following the date of exercise.

Tax Consequences to the Company.  As a general matter, the Company or an affiliate of the Company that employs a participant will be entitled to take a deduction in an amount equal to the amount of ordinary income recognized by the participant at the time the participant recognizes ordinary income in respect of Incentive Awards. For example, with respect to an Option or SAR, the grant and vesting do not have tax consequences to the Company. The Company or an affiliate of the Company that employs a participant generally will be entitled to a federal income tax deduction in an amount equal to the amount of compensation income, taxable as ordinary income, recognized by the participant as a result of the exercise of an Option or SAR in the year of recognition by the participant, subject to any applicable limitations under Section 162(m) of the Internal Revenue Code.

The Resolution

The resolution approving the 2016 Incentive Plan requires a simple majority of the votes cast at the Meeting, excluding approximately 1,300,000 votes of insiders of the Company who are entitled to participate in the 2016 Incentive Plan and their associates. Broker non-votes are not permitted to be voted on this matter. The resolution is also subject to acceptance by NASDAQ. The Board therefore seeks your approval and support for the following resolution:

RESOLVED:

THAT the 2016 Incentive Plan of the Company, which authorizes the issuance of 1,500,000 Class A Subordinate Voting Shares of the Company, is hereby approved; and

THAT any director or executive officer of the Company be and is hereby authorized to notify and/or to seek approval of NASDAQ if required, of the approval of the 2016 Stock Incentive Plan and to do all such acts and things and to execute and file such other documents, whether under the corporate seal of the Company or otherwise, that may be necessary or desirable to give effect to this resolution.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” APPROVAL OF THE 2016 STOCK INCENTIVE PLAN.

ITEM 4 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The guiding principles of the Company’s compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our shareholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to the Company’s earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans, as well as performance against our peers.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narrative, which discuss how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2016 Annual Meeting of Shareholders:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future decisions regarding our executive compensation program. The Company currently intends to hold such votes annually. The next such vote will be held at the Company’s 2017 Annual Meeting of Shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any persons holding 10% or more of the common stock are required to report their ownership of common stock and any changes in that ownership to the SEC within a prescribed period of time and to furnish the Company with copies of such reports. To the Company’s knowledge, based solely upon a review of copies of such reports received by the Company which were filed with the SEC for the fiscal year ended December 31, 2015, and upon written representations from such persons that no other reports were required, the Company has been advised that all reports required to be filed under Section 16(a) have been timely filed with the SEC.

ADDITIONAL INFORMATION

A copy of the Annual Report on Form 10-K filed by MDC Partners with the Securities and Exchange Commission for 2015 is available, without charge, to shareholders at MDC Partners’ website at www.mdc-partners.com, on the Securities and Exchange Commission’s website at www.sec.gov, on the SEDAR website at www.sedar.com, or upon written request to 745 Fifth Avenue, 19th Floor, New York, NY 10151, Attention: Investor Relations. Financial information is provided in MDC Partners’ consolidated financial statements and Management’s Discussion & Analysis for the year ended December 31, 2015. A copy of MDC Partners’ most recent consolidated financial statements, interim financial statements, and proxy statement and management information circular may also be obtained by shareholders, without charge, upon written request from the Secretary of MDC Partners or from the Securities and Exchange Commission’s website at www.sec.gov or the SEDAR website at www.sedar.com.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL GENERAL MEETING

Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. The 2017 Annual Meeting of Stockholders is expected to be held on or about June 2, 2017. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act (“Rule 14a-8”) intended to be included in the proxy materials for the 2017 Annual Meeting of Stockholders must be received by the Secretary of the Company, 745 Fifth Avenue, 19th Floor, New York, NY 10151, by December 23, 2016, in a form that complies with the Company’s Bylaws and applicable requirements. Any proposal submitted after December 23, 2016, will not be considered timely for the purposes of Rule 14a-8.

Moreover, unless a shareholder who wishes to present a proposal at the Annual Meeting outside the processes of Rule 14a-8 has submitted such proposal to us by the close of business on March 8, 2017, subject to applicable rules, we will have discretionary authority to vote on any such proposal with respect to all proxies submitted to us even when we do not include in our proxy statement advice on the nature of the matter and how we intend to exercise our discretion to vote on the matter.

GENERAL

Management knows of no matter to come before the Meeting other than the matters referred to in the accompanying Notice. If any matters which are not now known should properly come before the Meeting, the accompanying proxy instrument will be voted on such matters in accordance with the best judgment of the person voting it.

The contents and sending of this Proxy Statement and Management Information Circular have been approved by the Board as of the date hereof.

By Order of the Board

Mitchell S. Gendel
General Counsel and Corporate Secretary

New York, N.Y.
April 22, 2016

EXHIBIT A

CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF MDC PARTNERS INC.
AS ADOPTED AND AMENDED BY THE BOARD
OCTOBER 28, 2015

I. AUTHORITY

The Board of Directors (the “Board”) of MDC Partners Inc. (the “Corporation”) has established an Audit Committee (the “Committee”). The Committee shall be comprised of three or more directors, as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee’s members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

II. PURPOSE OF THE COMMITTEE

The Committee’s purpose is to provide assistance to the Board in fulfilling its fiduciary obligations and oversight responsibilities with respect to (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Corporation’s internal audit function and independent auditors. The Committee will also prepare the report that SEC rules require to be included in the Corporation’s annual proxy statement.

The Committee is directly responsible for the appointment (subject to shareholder approval), compensation, retention and oversight of the work of the Corporation’s independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and the rules of the Nasdaq, the independent auditor must report directly to the Committee and is accountable to the Committee (as representatives of the shareholders of the Corporation). The Committee’s oversight responsibilities include the authority to approve all audit engagement fees and terms, as well as all permitted non-audit engagements and resolution of disagreements between management and the independent auditor regarding financial reporting.

It is the objective of the Committee to maintain free and open means of communications among the Board, the independent auditor, internal audit and the financial and senior management of the Corporation.

III. COMPOSITION OF THE COMMITTEE

Independence

Each member of the Committee shall be an “independent” director within the meaning of Section 10A(m)(3) of the Exchange Act, Rule 10A-3(b)(1) thereunder, and Nasdaq Marketplace Rule 4200(a)(15) subject to applicable exceptions.

Financial Literacy and Expertise

All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. At least one member of the Committee shall be an “audit committee financial expert” as defined in Item 16A of SEC Form 20-F and at least one member shall have accounting or related financial experience as required under applicable Nasdaq rules.

The Committee shall ensure that the Corporation provides to applicable regulatory authorities any required certification relating to adequacy of this Charter and composition of the Committee.

IV. DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no “blueprint” to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee (it being understood that the Committee may diverge from such matters as considered appropriate given the circumstances):

Selection and Evaluation of Auditors

(a)	Select the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;
(b)	Annually review and approve the terms of engagement and approve the remuneration of Corporation’s independent auditor; and
(c)	Review the performance of the Corporation’s independent auditor and terminate or replace the independent auditor when circumstances warrant.

Independence of Auditors

(a)	Ensure that the Corporation’s independent auditor is independent and capable of exercising impartial judgment on all issues encompassed within its engagement. Regard shall be had to all applicable rules and regulations relating to independence, including those with respect to financial relationships, employment relationships, business relationships, the provision of non-audit services, contingent fees, partner rotation and compensation;
(b)	Ensure that the independent auditor delivers to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditor and the Corporation, consistent with the PCAOB Independence Standards Board Standard 1;
(c)	Actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor; and
(d)	Take appropriate action to satisfy itself of the auditor’s independence.

General Responsibility for Oversight of Auditors

(a)	The Corporation’s independent auditor shall be ultimately accountable to the Committee and the Committee shall be responsible for the appointment (subject to shareholder approval), compensation, retention and oversight of the work of the Corporation’s independent auditor;
(b)	Pre-approve all audit and permitted non-audit services to be provided by the independent auditor. The Committee may approve policies and procedures for the pre-approval of services to be rendered by the independent auditor, which policies and procedures are detailed as to the particular service. All non-audit services to be provided to the Corporation or any of its subsidiaries by the independent auditor or any of its subsidiaries which are not covered by pre-approval policies and procedures approved by the Committee shall be subject to pre-approval by the Committee; and
(c)	Resolve all disagreements between management and the independent auditor regarding financial reporting.

Oversight of Annual Audit and Quarterly Financial Statements

(a)	Review and approve the annual audit plan of the Corporation’s independent auditor, including the audit and non-audit services that the auditor is providing for the Corporation and its subsidiaries, the level of responsibility assumed by the auditor under generally accepted auditing standards and a summary of the audit approach;

(b)	Before the release of annual financial statements, discuss with the independent auditor all matters required by AICPA AU Section 380 (including the independent auditor’s responsibility under GAAP, the selection of and changes in significant accounting policies or their application, management judgments and accounting estimates, significant audit adjustments, the independent auditor’s responsibility for information other than financial statements, disagreements with management, consultation with other accountants, and difficulties encountered in performing the audit) and CICA Handbook section 5751 (which governs the communications between the independent auditors and the Committee);
(c)	Receive a report from the Corporation’s independent auditor, prior to the filing of the audit report with the SEC regarding:
(i)	all critical accounting policies and practices used by the Corporation; and
(ii)	other material communications between the independent auditor and management;
(d)	Review and discuss with management the quarterly financial statements. Discuss with the independent auditor the results of its procedures on the statements.
(e)	Prior to any disclosure, review and recommend to the Board for approval:
(i)	the annual financial statements and related documents (MD&A, AIF, etc.);
(ii)	the quarterly financial reports and related documents (including MD&A); and
(iii)	other disclosure documents containing financial information that would likely be material to either the quarterly or annual financial statements.

Oversight and Monitoring of Other Financial Disclosures

(a)	Review and recommend to the Board for approval all financial information of the Corporation contained in any prospectus, annual information form, information circular or similar document of the Corporation, and any earnings press release to be issued in conjunction with the annual and quarterly results;
(b)	Annually or more frequently as required, discuss with management the types of financial and operational information and earnings guidance to be disclosed to credit rating agencies that are subject to confidentiality agreements. The Committee need not discuss in advance with management each instance in which the Corporation gives earnings guidance to credit rating agencies, unless the substance of a presentation to any credit rating agency constitutes a material shift in the Corporation strategy not previously approved by the Board;
(c)	Annually or more frequently as required, discuss with management the types of financial and operational information and earnings guidance to be disclosed to analysts or shareholders (in groups or one-on-one) and the processes for ensuring that new material information is first or simultaneously disseminated in the public domain and subsequently included on the Corporation’s website. The Committee need not discuss in advance with management each instance in which the Corporation gives earnings guidance to analysts, unless the substance of a presentation to any analyst constitutes a material shift in the Corporation strategy not previously approved by the Board; and
(d)	Review the public disclosure required in connection with the Committee’s pre-approval of audit and non-audit services provided by the independent auditor.

Oversight of Financial Reporting Processes and Internal Controls

(a)	Review with management, internal audit and the independent auditor the adequacy and effectiveness of the Corporation’s accounting and internal control policies and procedures, including controls and security of the computerized information systems.
(b)	Review with management its compliance with prescribed policies, procedures and internal control;

(c)	Review with management, internal audit and the independent auditor any reportable conditions and material weaknesses affecting internal control;
(d)	Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation’s independent auditor, internal audit and the Corporation’s management; and
(e)	Review with management major financial and asset related risks and the steps taken to monitor and control such risks.

Oversight of Internal Audit

(a)	Review and discuss with the SVP, Compliance & Risk Management the scope of work of the internal audit function, its plans and the issues identified as a result of its work and how management is addressing these issues;
(b)	Review the budget, qualifications, activities, effectiveness and organizational structure of the internal audit function;
(c)	Review and approve the Internal Audit charter and any proposed amendments thereto;
(d)	Review the performance and approve the appointment or dismissal of the SVP, Compliance & Risk Management;
(e)	Meet separately with the SVP, Compliance & Risk Management at least quarterly basis; and
(f)	Review summaries of significant internal audit reports and management’s responses.

Other Matters

(a)	Meet with outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;
(b)	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;
(c)	Review and approve all related party transactions with any director or nominee, executive officer, holder of more than 5% of any class of the Corporations voting securities or any family member of the foregoing persons, other than those related party transactions in respect of which the Board has delegated review and approval to a special committee of independent directors.
(d)	Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose.
(e)	Discuss with management the Corporation’s policies and processes with respect to risk assessment and risk management, and recommend appropriate modifications (if any); and
(f)	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

With respect to the duties and responsibilities listed above, the Committee should:

(a)	Report regularly to the Board on its activities, as appropriate;
(b)	Exercise reasonable diligence in gathering and considering all material information;
(c)	Understand and weigh alternative courses of conduct that may be available;
(d)	Focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;
(e)	If the Committee deems it appropriate, secure independent expert advice and understand the expert’s findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities;

(f)	Provide management and the Corporation’s independent auditor with appropriate opportunities to meet privately with the Committee; and
(g)	Review the Charter of the Audit Committee annually and recommend it to the Board.

V. MEETINGS OF THE COMMITTEE

The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least quarterly with management, internal audit and the Corporation’s independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. The Chairman should work with the Chief Financial Officer, General Counsel and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee’s activities and provide copies of such minutes to the Board.

VI. ADVISORS AND FUNDING

The Committee shall have the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties and responsibilities. The Corporation shall provide for appropriate funding, as determined by the Committee, for payment of any compensation (i) to any independent auditor engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Corporation, and (ii) to any independent advisors employed by the Committee.

VII. DISCLOSURE AND REVIEW OF CHARTER

The charter shall be (1) published in the Corporation’s annual report or information circular once every three years or following a material amendment to it; or (2) be posted in an up-to-date format on the Corporation’s web site. The Committee should review and reassess annually the adequacy of this Charter as required by the applicable rules of Nasdaq.

While the Committee has the duties and responsibilities set forth in this Charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditor have the responsibility of auditing the financial statements. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditor or to ensure that the Corporation complies with all laws and regulations.

EXHIBIT B

CORPORATE GOVERNANCE

DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES
(CANADIAN NATIONAL INSTRUMENT 58-101)

The directors of MDC Partners Inc. consider good corporate governance to be central to the effective and efficient operation of the Company. The business of the Company is supervised by its Board of Directors, directly and through its committees. The Canadian Securities Administrators require disclosure on an annual basis of the Company’s corporate governance practices in accordance with Form 58-101 — Disclosure of Corporate Governance Practices. The Company’s corporate governance practices are set out below.

The Board of Directors

In determining whether a particular director is independent, the Board examines the factual circumstances in the context of that particular year. The Board proposed for election in this Circular is composed of five (5) members, all of whom are considered to be independent directors with the exception of Mr Kauffman, who is a member of management. The following directors of MDC Partners also serve as directors (or senior executive officers) of companies that are reporting issuers (or the equivalent) in Canada or the U.S.:

Scott L. Kauffman:  currently serves as the Chairman and Chief Executive Officer. He is also Chairman of several venture-backed internet companies.

Clare Copeland:  currently serves as Vice Chairman of Falls Management Company. He is also a trustee of RioCan Real Estate Investment Trust, Chesswood Income Fund, and Telesat, and a director of Entertainment One Ltd.

Larry Kramer:  currently serves as Chairman and Interim Chief Executive Officer of The Street Inc. He is also a director of Gannett and a trustee at both Syracuse University and Harvard Business School Publishing.

Anne Marie O’Donovan:  currently serves as President and director of O’Donovan Advisory Services Ltd. She is also a director of Indigo Books & Music Inc.

Irwin D. Simon:  currently serves as President, Chief Executive Officer and director of The Hain Celestial Group.

All independent directors frequently meet at the beginning or end of each regularly scheduled quarterly Board or Committee meeting without non-independent directors and management present. The Board has access to information independent of management through MDC Partners’ auditor who reports to the Audit Committee. The specific responsibilities of the Board include reviewing and approving all major strategic decisions, including any change in the strategic direction of MDC Partners and acquisitions and/or divestitures and other matters (such as guarantees) in excess of $5 million; reviewing and approving annual budgets, including capital expenditure plans; reviewing and approving operating results for each quarter and year to date. As part of its ongoing activities, the Board regularly receives and comments upon reports of management as to the performance of MDC Partners’ business and management’s expectations. The Board is therefore of the view that the appropriate structures and procedures are in place to ensure that it can function independent of management.

Effective as of July 20, 2015, the Board appointed Mr. Irwin Simon as the Presiding Director of the Board. Mr. Simon is independent.

Board Mandate

The Board of Directors recently adopted a set of Corporate Governance Guidelines as a framework within which the Board and its Committees will conduct its business. A copy of the Guidelines is available free of charge at MDC Partners’ website at http://www.mdc-partners.com/#investors/corporate-governance.

Position Descriptions

The Company’s bylaws and the Charters of each Board committee provide a detailed description of the roles and responsibilities of the Board (including the Chairman), management and each committee of the Board and their respective chairs.

The primary functions of the CEO are to lead the management of our businesses and affairs in accordance with the Company’s strategic plan and operating and capital budgets, as approved by the Board.

The Board has developed a written position description and mandate, which sets forth the CEO’s key responsibilities. These responsibilities include the following: (a) develop and recommend to the Board a long-term strategy and vision for the Company that leads to creation of shareholder value; (b) develop and recommend to the Board annual business plans and budgets that support the Company’s long-term strategy; (c) consistently strive to achieve the Company’s financial and operating goals and objectives; and (d) develop the corporate and partner management teams and succession plans.

The Human Resources & Compensation Committee (described below) is responsible for establishing, monitoring and evaluating objectives and standards of performance for the Chief Executive Officer and other executive officers on an annual basis. Salary, bonus, loans or other payments for the benefit of the Chief Executive Officer must be reviewed and approved by the Human Resources & Compensation Committee. Related party expenses for services rendered and in the nature of expense reimbursement must also be approved by the Human Resources & Compensation Committee.

Orientation and Continuing Education

New directors to MDC Partners have generally been executives with extensive business experience and directorship responsibilities on the boards of other public and private institutions. Orientation for these individuals is provided through a review of past Board materials and other private and public documents concerning MDC Partners. In addition, Board members are encouraged to attend (at the cost and expense of the Company) continuing education programs identified by the Nominating and Corporate Governance Committee each year to ensure that they maintain the skills necessary for them to meet their obligations as directors.

Ethical Business Conduct

The Company has adopted a Code of Conduct, which applies to all directors, officers (including the Company’s Chief Executive Officer and Chief Financial Officer) and employees of the Company and its subsidiaries. The Code of Conduct was adopted in order to help directors, officers and employees resolve ethical issues. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws. The Company’s policy is to not permit any waiver of the Code of Conduct for any director or executive officer, except in extremely limited circumstances. The Board, through the Audit Committee, monitors and assesses and claims alleged under the Code of Conduct. Any waiver of this Code of Conduct for directors or officers of the Company must be approved by the Company’s Board of Directors. Amendments to and waivers of the Code of Conduct will be publicly disclosed as required by applicable laws, rules and regulations. The Code of Conduct is available free of charge on the Company’s website at http://www.mdc-partners.com, or by writing to MDC Partners Inc., 745 Fifth Avenue, 19th Floor, New York, NY 10151, Attention: Investor Relations.

Nomination of Directors

The Nominating and Corporate Governance Committee is composed of three (3) members, all of whom are considered to be independent. The Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the full Board with respect to developments in the area of corporate governance and the practices of the Board. The Nominating and Corporate Governance Committee

is also responsible for evaluating the performance of the Board as a whole and for reporting to the Board with respect to appropriate candidates for nominations to the Board. The current members of the Nominating and Corporate Governance Committee are Irwin Simon (Chairman), Larry Kramer and Anne Marie O’Donovan. The Nominating and Corporate Governance Committee’s current charter is available at http://www.mdc-partners.com/#/corporate_info/committees. The Company will disclose any amendments to, or waivers of, the charter on its website at www.mdc-partners.com in accordance with applicable law and the requirements of the NASDAQ corporate governance standards.

The Nominating and Corporate Governance Committee identifies, selects and recommends to the Board individuals qualified to serve both on the Board and on Board committees, including persons suggested by shareholders and others. In identifying candidates for nominations to the Board, the Nominating and Corporate Governance Committee seeks to maintain at all times a Board with a diverse range of experience, talent, expertise and background appropriate for the business of the Company. The Nominating and Corporate Governance Committee does not require any specific minimum qualifications or specific qualities or skills, but reviews each person’s qualifications on the whole, including a candidate’s particular experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating and Corporate Governance Committee considers appropriate in the context of the needs of the Board. Following that review, the Nominating and Corporate Governance Committee then selects nominees and recommends them to the Board for election by the shareholders or appointment by the Board, as the case may be. The Nominating and Corporate Governance Committee also reviews the suitability of each Board member for continued service as a director when that member’s term expires or that member experiences a significant change in status (for example, a change in employment). The Nominating and Corporate Governance Committee has not implemented any particular additional policies or procedures with respect to suggestions received from shareholders with respect to Board or committee nominees.

Pursuant to its charter, the Nominating and Corporate Governance Committee may conduct or authorize investigations or studies into matters with its scope of responsibilities and may retain, at the Company’s expense, such independent counsel or other consultants or advisers at it may deem necessary from time to time. The Nominating and Corporate Governance Committee has the sole authority to retain or terminate any search firm to be used to identify director candidates, including the sole authority to approve its fees and retention terms, with the Company bearing the cost of such fees.

Director Term Limits

The Board believes that the need to have experienced directors who are familiar with the business of the Company must be balanced with the need for fresh perspectives and a proactive approach. The Board has not adopted formal director term limits or other mechanisms of board renewal, in part, because the imposition of director term limits on a board implicitly discounts the value of experience and continuity among board members and runs the risk of excluding experienced and potentially valuable board members as a result of an arbitrary determination. In addition, imposing this restriction means the Board would lose the contributions of longer serving directors who have developed a deeper knowledge and understanding of the Company over time. The Board does not believe that long tenure impairs a director’s ability to act independently of management.

Policies Regarding the Representation of Women on the Board

The Company has not adopted a written policy relating to the identification and nomination of women directors to the Company’s board of directors but rather has an informal, unwritten policy. The Company generally considers diversity of race, ethnicity, gender, age, cultural background and professional experience in evaluating candidates for board membership. As evidence of this approach, the Board nominated Ms. O’Donovan to join the Board in 2016.

Consideration of the Representation of Women in the Director Identification and Selection Process

In identifying and nominating candidates for election or re-election to the board of directors, the Board considers the level of representation of women on the board, in addition to the competencies, skills and personal and other diverse qualities required for new directors in order to add value to the Company in light of opportunities and risks facing the Company. Selection of female candidates to the board will be, in part, dependent upon the pool of female candidates with the necessary skills, knowledge and experience. The ultimate decision will be based on merit and contribution the chosen candidate will bring to the board.

Consideration of the Representation of Women in Executive Officer Appointments

In appointing executive officers to the management team, the Company considers the level of representation of women in executive officer positions, and also takes into account the following factors: the competencies, skills and personal and other diverse qualities required for new executive officers in order to add value to the Company in light of opportunities and risks facing the Company.

Issuer’s Targets Regarding the Representation of Women on the Board and in Executive Officer Positions

The Company has not adopted a target for women on the board of directors because the Company does not believe that any director nominee should be chosen nor excluded because of gender. In selecting a director nominee, such as recently appointed Ms. O’Donovan, the Nominating and Corporate Governance Committee focuses on skills, expertise and background that would complement the existing Board. Directors will be recruited based on their ability and potential for meaningful contributions.

Similarly, the Company has not adopted a target for women in executive officer positions because the Company does not believe that any candidate for an executive officer position should be chosen nor excluded because of gender. In selecting candidates, the Company considers the skills, expertise and background that would complement the existing management team. Executive officers will be recruited based on their ability and contributions.

Number of Women on the Board and in Executive Officer Positions

As of the date of this Proxy Statement and Management Information Circular, (i) there is one woman on the Company’s Board of Directors, representing 16.7% of the directors and (ii) six (6) of the Company’s executive officers are women, representing 30% of the Company’s executive officers.

Compensation

The Human Resources & Compensation Committee is composed of four members, all of whom are considered to be independent. The Human Resources & Compensation Committee makes recommendations to the Board on, among other things, the compensation of senior executives. The Human Resources & Compensation Committee discusses personnel and human resources matters including recruitment and development, management succession and benefits plans and grants awards under the 2011 Stock Incentive Plan, the 2005 Stock Incentive Plan and the SARs Plan. Salary, bonus or other payments for the benefit of senior management are reviewed and approved by the Human Resources & Compensation Committee. The Human Resources & Compensation Committee reviews the compensation of members of the Board on an annual basis and makes recommendations to the Board. The Board considers their remuneration appropriate given the time commitment, risk and responsibilities associated with the position. The current members of the Human Resources & Compensation Committee are Clare Copeland (Chairman), Larry Kramer, Anne Marie O’Donovan and Irwin Simon. The Human Resources & Compensation Committee’s current charter is available at http://www.mdc-partners.com/#investors/corporate-governance. The Company will disclose any amendments to, or waivers of, the charter on its website at www.mdc-partners.com in accordance with applicable law and the requirements of the NASDAQ corporate governance standards.

Other Board Committees

The Board conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Human Resources & Compensation Committee and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available, free of charge at MDC Partners’ website located at http://www.mdc-partners.com/#investors/corporate-governance.

In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.

Assessments

The Nominating and Corporate Governance Committee is responsible for developing and recommending standards of performance of the Board, its committees and the individual directors through administration of an annual questionnaire. It is the responsibility of the Nominating and Corporate Governance Committee to assess the effectiveness of the Board as a whole and the committees of the Board. Participation of directors is expected at all Board and committee meetings. Directors are asked to notify MDC Partners if they are unable to attend, and attendance at meetings is duly recorded.

EXHIBIT C

MDC PARTNERS INC.

2016 STOCK INCENTIVE PLAN
(As Adopted     )

1. Purpose of the Plan

This MDC Partners Inc. 2016 Stock Incentive Plan is intended to promote the interests of the Company and its shareholders by providing the employees and consultants of the Company and eligible non-employee directors of MDC Partners Inc., who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such employees, consultants and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2. Definitions

As used in the Plan, the following definitions apply to the terms indicated below:

(a)	“Board of Directors” means the Board of Directors of MDC Partners Inc.
(b)	“Change in Control” means the occurrence of any of the following:
(i)	Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”) of fifty percent (50%) or more of the combined voting power of MDC’s then outstanding voting securities (“Voting Securities”); provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities directly from MDC or by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) MDC or any Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by MDC (the “MDC Group”), (B) any member of the MDC Group, or (C) any Person in connection with a Non-Control Transaction (as such term is hereinafter defined);
(ii)	The individuals who, as of April 22, 2016, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however that if the election, or nomination for election by MDC’s shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
(iii)	The consummation of:
(A)	A merger, consolidation or reorganization with or into MDC or in which securities of MDC are issued, unless such merger, consolidation or reorganization is a “Non-Control Transaction.” A “Non-Control Transaction” is a merger, consolidation or reorganization with or into MDC or in which securities of MDC are issued where:
(I)	the stockholders of MDC, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(II)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation,
(III)	no Person other than (1) any member of the MDC Group, (2) any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such merger, consolidation or reorganization by any member of the MDC Group, or (3) any Person who, immediately prior to such merger, consolidation or reorganization Beneficially Owns twenty-five percent (25%) or more of the then outstanding Voting Securities, owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such transaction;
(B)	A complete liquidation or dissolution of the Company; or
(C)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a member of the MDC Group).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) becomes the Beneficial Owner of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(c)	“Class A Shares” means MDC’s Class A subordinate voting shares, without par value, or any other security into which such shares shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.
(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(e)	“Committee” means the Human Resources & Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.
(f)	“Company” means MDC and each of its Subsidiaries, collectively.
(g)	“Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Code Section 162(m) and the regulations promulgated under Code Section 162(m), or any successor statute.
(h)	“Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.
(i)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)	“Fair Market Value” means, with respect to a Class A Share, as of the applicable date of determination (i) the closing sales price on the immediately preceding business day of Class A Shares as reported on the principal securities exchange on which such shares are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the immediately preceding business day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Committee. In the event that the price of Class A Shares shall not be so reported, the Fair Market Value of Class A Shares shall be determined by the Committee in its absolute discretion.
(k)	“Incentive Award” means an Option, SAR or Other Stock-Based Award granted to a Participant pursuant to the terms of the Plan.
(l)	“MDC” means MDC Partners Inc., a corporation established under the Canadian Business Corporation Act, and any successor thereto.
(m)	“Option” means a non-qualified stock option to purchase Class A Shares granted to a Participant pursuant to Section 6.
(n)	“Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 8, including without limitation a restricted stock award.
(o)	“Participant” means a Director, employee or consultant of the Company, including any person or company engaged to provide ongoing management or consulting services for the Company and, at the discretion of any of the foregoing persons, and subject to any required regulatory approvals and conditions, a personal holding company controlled by such person, who or which is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such natural person, his successors, heirs, executors and administrators, as the case may be.
(p)	“Performance-Based Compensation” means compensation that satisfies the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.
(q)	“Performance Measures” means such measures as are described in Section 9 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.
(r)	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.
(s)	“Permitted Acceleration Event” means (i) with respect to any Incentive Award that is subject to performance-based vesting, the full or partial vesting of such Incentive Award based on satisfaction of the applicable performance-based conditions, (ii) the occurrence of a Change in Control or an event described in Section 10(b), (c) or (d) or (iii) any termination of the employment of a Participant, other than a termination for cause (as defined by the Committee) or voluntary termination prior to retirement (as defined by the Committee).
(t)	“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act.
(u)	“Plan” means this MDC Partners Inc. 2016 Stock Incentive Plan, as it may be amended from time to time.
(v)	“SAR” means a stock appreciation right granted to a Participant pursuant to Section 7.
(w)	“Securities Act” means the Securities Act of 1933, as amended.
(x)	“Subsidiary” means any “subsidiary corporation” within the meaning of Section 424(f) of the Code or any other entity that the Committee determines from time to time should be treated as a subsidiary corporation for purposes of this Plan.

3. Stock Subject to the Plan; Additional Limitations

(a)	In General

Subject to adjustment as provided in Section 10 and the following provisions of this Section 3, the maximum number of Class A Shares that may be covered by Incentive Awards granted under the Plan shall not exceed 1,500,000 Class A Shares. Class A Shares issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the discretion of the Committee. In addition, at the discretion of the Compensation Committee, Class A Shares authorized for issuance under this Plan may be issued to employees of the Company to satisfy the exercise of SARS Awards under the Company’s Stock Appreciation Rights Plan, as amended.

For purposes of the preceding paragraph, Class A Shares covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, in accordance with the preceding sentence if Class A Shares are withheld to satisfy any tax withholding requirement in connection with an Other Stock-Based Award only the shares issued (if any), net of the shares withheld, will be deemed delivered for purposes of determining the number of Class A Shares that are available for delivery under the Plan.

Subject to adjustment as provided in Section 10, the maximum number of Class A Shares that may be covered by Incentive Awards granted under the Plan to any single Participant in any fiscal year of the Company shall not exceed 300,000 shares, prorated on a daily basis for any fiscal year of the Company that is shorter than 365 days.

(b)	Prohibition on Substitutions and Repricings

In no event shall any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing.

(c)	Annual Limitation on Grants

The Committee shall limit annual grants of equity awards under this Plan to executive officers of the Company to an aggregate amount equal to not more than two percent (2%) of the number of issued and outstanding shares of the Company’s capital stock at the beginning of the Company’s fiscal year. In addition, each independent Director shall not receive Incentive Awards (including option grants) with a current market value in excess of $150,000 or option grants with a current market value in excess of $100,000 in any given fiscal year.

(d)	Minimum Vesting Period of One (1) Year for All Incentive Awards

In no event shall any new Incentive Award granted under this Plan vest or otherwise become payable earlier than one (1) year following the date on which it is granted, other than upon the occurrence of a Permitted Acceleration Event.

(e)	Effect of Change of Control

Any new Incentive Award granted under this Plan that is subject to time-based vesting terms and conditions shall not become fully and immediately vested and exercisable solely as a result of the occurrence of a Change of Control, absent a termination of employment without cause or for good reason following any such Change of Control. Any new Incentive Award granted under this Plan that is subject to performance-based vesting terms and conditions shall not become fully and immediately vested and exercisable solely as a result of the occurrence of a Change of Control, absent a termination of employment without cause or for good reason following any such Change of Control and shall be adjusted on a pro-rata basis as determined by the Committee.

4. Administration of the Plan

The Plan shall be administered by a Committee of the Board of Directors consisting of two or more persons, each of whom qualify as non-employee directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and as “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3). The Committee shall, consistent with the terms of the Plan, from time to time designate those who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof. In addition, the Committee may from time to time authorize a committee consisting of one or more Directors to grant Incentive Awards to persons who are not “executive officers” of MDC (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitation as the Committee may specify. In addition, the Board of Directors may, consistent with the terms of the Plan, from time to time grant Incentive Awards to Directors.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment during which any such Incentive Award may remain outstanding, (ii) waive any conditions to the exercisability or transferability, as the case may be, of any such Incentive Award or (iii) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and MDC shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those Directors and employees of the Company, including any person or company engaged to provide ongoing management or consulting services for the Company and, at the discretion of any of the foregoing persons, and subject to any required regulatory approvals and conditions, a personal holding company controlled by such person, whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement entered into by the Company and the recipient of such Incentive Award.

6. Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a)	Exercise Price

The exercise price per Class A Share covered by any Option shall be not less than 100% of the Fair Market Value of a Class A Share on the date on which such Option is granted.

(b)	Term and Exercise of Options
(1)	Each Option shall become vested and exercisable on such date or dates, during such period and for such number of Class A Shares as shall be determined by the Committee on or after the date such Option is granted; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; provided, further that no Option shall become exercisable earlier than one year after the date on which it is granted, other than upon the occurrence of a Permitted Acceleration Event; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option.
(2)	Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.
(3)	An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.
(4)	Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant.
(c)	Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Company and the Participant holding the Option.

7. Stock Appreciation Rights

The Committee may from time to time grant SARs, subject to the following terms and conditions:

(a)	Stand-Alone and Tandem; Cash and Stock-Settled

SARs may be granted on a stand-alone basis or in tandem with an Option. Tandem SARs may be granted contemporaneously with or after the grant of the Options to which they relate. SARs may be settled in Class A Shares or in cash.

(b)	Exercise Price

The exercise price per Class A Share covered by any SAR shall be not less than 100% of the Fair Market Value of a Class A Share on the date on which such SAR is granted; provided, however that the exercise price of an SAR that is tandem to an Option and that is granted after the grant of such Option may have an exercise price less than 100% of the Fair Market Value of a Class A Share on the date on which such SAR is granted provided that such exercise price is at least equal to the exercise price of the related Option.

(c)	Benefit Upon Exercise

The exercise of an SAR with respect to any number of Class A Shares prior to the occurrence of a Change in Control shall entitle the Participant to (i) a cash payment, for each such share, equal to the excess of (A) the Fair Market Value of a Class A Share on the effective date of such exercise over (B) the per share exercise price of the SAR, (ii) the issuance or transfer to the Participant of the greatest number of whole Class A Shares which on the date of the exercise of the SAR have an aggregate Fair Market Value equal to such excess or (iii) a combination of cash and Class A Shares in amounts equal to such excess, as determined by the Committee. The exercise of an SAR with respect to any number of Class A Shares upon or after the occurrence of a Change in Control shall entitle the Participant to a cash payment, for each such share, equal to the excess of (i) the greater of (A) the highest price per share of Class A Shares paid in connection with such Change in Control and (B) the Fair Market Value of Class A Shares on the effective date of exercise over (ii) the per share exercise price of the SAR. Such payment, transfer or issuance shall occur as soon as practical, but in no event later than five business days, after the effective date of exercise.

(d)	Term and Exercise of SARs
(1)	Each SAR shall become vested and exercisable on such date or dates, during such period and for such number of Class A Shares as shall be determined by the Committee on or after the date such SAR is granted; provided, however that no SAR shall be exercisable after the expiration of ten years from the date such SAR is granted; provided, further that no SAR shall become exercisable earlier than one year after the date on which it is granted, other than upon the occurrence of a Permitted Acceleration Event; and, provided, further, that each SAR shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such SAR.
(2)	Each SAR may, to the extent vested and exercisable, be exercised in whole or in part; provided, however that no partial exercise of an SAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of an SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.
(3)	An SAR shall be exercised by such methods and procedures as the Committee determines from time to time.
(4)	SARs may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant.
(5)	The exercise with respect to a number of Class A Shares of an SAR granted in tandem with an Option shall cause the immediate cancellation of the Option with respect to the same number of shares. The exercise with respect to a number of Class A Shares of an Option to which a tandem SAR relates shall cause the immediate cancellation of the SAR with respect to an equal number of shares.
(e)	Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each SAR shall specify the consequences with respect to such SAR of the termination of the employment, service as a director or other relationship between the Company and Participant holding the SAR.

8. Restricted Stock Awards and Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual Class A Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Class A Shares, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units and (iv) be designed to comply with applicable laws of jurisdictions other than the United States.

9. Performance Measures

(a)	Performance Measures

The performance goals upon which the payment or vesting of any Incentive Award (other than Options and SARs) to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures: revenue growth, achievement of EBITDA targets, operating income, operating cash flow, net income, earnings per share, cash earnings per share, return on sales, return on assets, return on equity, return on invested capital and total shareholder return.

Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives for the Company for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. Any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate.

Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures.

(b)	Committee Discretion

In the event that the requirements of Section 162(m) and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

10. Adjustment Upon Changes in Class A Shares

(a)	Shares Available for Grants

In the event of any change in the number of Class A Shares outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of Class A Shares with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of Class A Shares with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be appropriately adjusted by the Committee. In the event of any change in the number of Class A Shares outstanding by reason of any other similar event or transaction, the Committee may, but need not, make such adjustments in the number and class of Class A Shares with respect to which Incentive Awards may be granted as the Committee may deem appropriate.

(b)	Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of MDC, in the event of any increase or decrease in the number of issued Class A Shares resulting from a subdivision or consolidation of Class A Shares or the payment of a stock dividend (but only on the Class A Shares), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall proportionally adjust the number of Class A Shares subject to each outstanding Incentive Award and the exercise price per Class A Share of each such Incentive Award.

(c)	Certain Mergers

Subject to any required action by the shareholders of MDC, in the event that MDC shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Class A Shares receive securities of another corporation), each Incentive Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of Class A Shares subject to such Incentive Award would have received in such merger or consolidation.

(d)	Certain Other Transactions

In the event of (i) a dissolution or liquidation of MDC, (ii) a sale of all or substantially all of MDC’s assets, (iii) a merger or consolidation involving MDC in which MDC is not the surviving corporation or (iv) a merger or consolidation involving MDC in which MDC is the surviving corporation but the holders of Class A Shares receive securities of another corporation and/or other property, including cash, the Committee shall, in its absolute discretion, have the power to:

(i)	cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each Class A Share subject to such Incentive Award equal to the value, as determined by the Committee in its reasonable discretion, of such Incentive Award, provided that with respect to any outstanding Option or SAR such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of Class A Shares as a result of such event over (B) the exercise price of such Option or SAR; or
(ii)	provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of Class A Shares subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the exercise price of the incentive award, or the number of shares subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award.
(e)	Other Changes

In the event of any change in the capitalization of MDC or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may, in its absolute discretion, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate to prevent dilution or enlargement of rights.

(f)	No Other Rights

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of MDC or any other corporation. Except as expressly provided in the Plan, no issuance by MDC of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Class A Shares subject to any Incentive Award.

11. Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any Class A Shares covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

12. No Special Employment Rights; No Right to Incentive Award

(a)	Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his/her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(c)	No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

13. Securities Matters

(a)	MDC shall be under no obligation to effect the registration pursuant to the Securities Act of any Class A Shares to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, MDC shall not be obligated to cause to be issued or delivered any certificates evidencing Class A Shares pursuant to the Plan unless and until MDC is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Class A Shares are traded and that the Participant has delivered all notices and documents required to be delivered to the Company in connection therewith. The Committee may require, as a condition to the issuance and delivery of certificates evidencing Class A Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.
(b)	The exercise of any Option granted hereunder shall only be effective at such time as counsel to MDC shall have determined that the issuance and delivery of Class A Shares pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Class A Shares are traded. MDC may, in its sole discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of Class A Shares pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws. MDC shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of Class A Shares pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

14. Withholding Taxes

(a)	Cash Remittance

Whenever Class A Shares are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, MDC shall have the right to require the Participant to remit to MDC in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, MDC shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b)	Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when Class A Shares are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to MDC a number of Class A Shares that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

(c)	Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when Class A Shares are to be issued upon the exercise, grant or vesting of an Incentive Award, MDC shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such withholding obligations. Such election shall satisfy the Participant’s obligations under Section 14(a) hereof, if any.

15. Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall except as provided in Section 10 hereof, (i) increase the number of Class A Shares that may be issued under the Plan or (ii) materially modify the requirements as to eligibility for participation in the Plan. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing herein shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16. No Obligation to Exercise

The grant to a Participant of an Option or SAR shall impose no obligation upon such Participant to exercise such Option or SAR.

17. Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind MDC unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

18. Expenses and Receipts

The expenses of the Plan shall be paid by MDC. Any proceeds received by MDC in connection with any Incentive Award will be used for general corporate purposes.

19. Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York, without regard to its conflict of law principles, except to the extent that the application of New York law would result in a violation of the Canadian Business Corporation Act.

20. Effective Date and Term of Plan

The Plan was adopted by the Board of Directors on April 21, 2016, subject to the approval of the Plan by the shareholders of MDC. No grants may be made under the Plan after April 22, 2026.

FORM OF PROXY — CLASS A SHARES

MDC PARTNERS INC.

FORM OF PROXY

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF MDC PARTNERS INC. (“MDC PARTNERS”) FOR USE AT THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON JUNE 1, 2016.

The undersigned, a shareholder of MDC Partners, hereby nominates, constitutes and appoints as his or her nominee Mr. Scott Kauffman, or failing him, Mr. Mitchell Gendel, or instead of any of the foregoing (strike out preceding names and print name of alternative nominee), with full power of substitution, to attend and vote all of the Class A Shares of MDC Partners held by the undersigned for and on behalf of the undersigned at the annual meeting of shareholders of MDC Partners to be held on Wednesday, June 1, 2016 at MDC’s Innovation Centre, 745 Fifth Avenue, New York, N.Y. commencing at 10:00 a.m. (New York City time) (the “Meeting”) and at any adjournment or postponement thereof in the manner indicated. If no specification is made, the shares represented by this proxy will be voted FOR each of the matters specified below:

1.	The nominees proposed by management to act as directors of MDC Partners, to hold office until successors are elected at the next annual meeting of MDC Partners, or any adjournment or postponement thereof, or until his successor is otherwise elected, are:

	Vote FOR:	WITHHOLD from Voting:
Scott L. Kauffman	☐	☐
Clare Copeland	☐	☐
Larry Kramer	☐	☐
Anne Marie O’Donovan	☐	☐
Irwin D. Simon	☐	☐
2.	to Vote FOR ☐ or to WITHHOLD ☐ from Voting on the appointment of BDO USA, LLP to act as auditors of MDC Partners and to authorize the Audit Committee to fix their remuneration.
3.	to Vote FOR ☐ or AGAINST ☐ the approval of the 2016 Stock Incentive Plan.
4.	to Vote FOR ☐ AGAINST ☐ a non-binding advisory resolution on the Company’s executive compensation.

I HEREBY REVOKE ANY PRIOR PROXY OR PROXIES IN FAVOR OF THE NOMINEE. WITH RESPECT TO AMENDMENTS OR VARIATIONS TO ANY MATTER IN THE NOTICE OF MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING, I HEREBY CONFER DISCRETIONARY AUTHORITY ON THE PERSON WHO VOTES AND ACTS ON MY BEHALF HEREUNDER TO VOTE WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE ABOVE MATTERS AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AS HE OR SHE THINKS FIT. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON ANY VOTE OR BALLOT CALLED.

DATED this    day of         , 2016.

PRINT NAME:

Signature of Registered Shareholder:

Number of Class A Shares Represented Hereby:

INSTRUCTIONS FOR PROXY:

1.	This proxy must be dated and signed by a shareholder or his or her attorney duly authorized in writing, or if the shareholder is a corporation, by the proper officers or directors under its corporate seal, or by an officer or attorney thereof duly authorized. When signing in a fiduciary or representative capacity, please give full title as such.
2.	A shareholder has the right to appoint a person to attend and act for him or her and on his or her behalf at the Meeting other than the persons designated in this form of proxy. Such right may be exercised by filling in the name of such person in the blank space provided and striking out the names of management’s nominees. A person appointed as nominee to represent a shareholder need not be a shareholder of MDC Partners. A person appointed as your proxy holder must be present at the Meeting to vote.
3.	If not dated, this proxy is deemed to bear the date on which it was mailed on behalf of the management of MDC Partners.
4.	Each shareholder who is unable to attend the Meeting is respectfully requested to date and sign this form of proxy and return it using the self-addressed envelope provided.
5.	To be valid, this proxy must be received by the proxy department of CST Trust Company, Attn: Proxy Department, not later than 10:00 a.m. (Eastern Daylight Time) on Monday, May 30, 2016, or 48 hours before the time of the holding of any adjourned or postponed Meeting, or delivered to the Chairman on the day of the Meeting or any adjournment or postponement thereof. The proxy cut off time may be waived or extended by the chairman of the meeting without notice. Proxies may be submitted by one of the following alternative methods:

By Internet:  www.cstvotemyproxy.com and enter the 13 digit control number printed on the form of proxy and follow the instructions on screen;

By Phone:  1-888-489-5760 (toll-free in North America) and enter the 13 digit control number printed on the form of proxy;

By Email:  proxy@canstockta.com:

By Fax:  416-368-2502 or 1-866-781-3111 (toll-free in North America); or

By Mail:  CST Trust Company, Attn. Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1.

6.	Any of the joint holders of common shares of MDC Partners may sign a form of proxy in respect of such common shares but, if more than one of them is present at the Meeting or represented by proxy holder, then that one of them whose name appears first in the register of the holders of such common shares, or that one’s proxy holder will alone be entitled to vote in respect thereof.

Any questions and requests for assistance may be directed to the
Proxy Solicitation Agent:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
Canada M5X 1E2

Call Toll-Free at: 1-866-228-8614 within North America
Call Collect at: 416-867-2272 outside North America
E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580

FORM OF PROXY — CLASS B SHARES

MDC PARTNERS INC.

FORM OF PROXY

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF MDC PARTNERS INC. (“MDC PARTNERS”) FOR USE AT THE ANNUAL MEETING OF THE SHAREHOLDERS TO BE HELD ON JUNE 1, 2016.

The undersigned, a shareholder of MDC Partners, hereby nominates, constitutes and appoints as his or her nominee Mr. Scott Kauffman, or failing him, Mr. Mitchell Gendel, or instead of any of the foregoing (strike out preceding names and print name of alternative nominee), with full power of substitution, to attend and vote all of the Class B Shares of MDC Partners held by the undersigned for and on behalf of the undersigned at the annual meeting of shareholders of MDC Partners to be held on Wednesday, June 1, 2016 at MDC’s Innovation Centre, 745 Fifth Avenue, New York, N.Y. commencing at 10:00 a.m. (New York City time) (the “Meeting”) and at any adjournment or postponement thereof in the manner indicated. If no specification is made, the shares represented by this proxy will be voted FOR each of the matters specified below:

1.	The nominees proposed by management to act as directors of MDC Partners, to hold office until successors are elected at the next annual meeting of MDC Partners, or any adjournment or postponement thereof, or until his successor is otherwise elected, are:

	Vote FOR:	WITHHOLD from Voting:
Scott L. Kauffman	☐	☐
Clare Copeland	☐	☐
Larry Kramer	☐	☐
Anne Marie O’Donovan	☐	☐
Irwin D. Simon	☐	☐
2.	to Vote FOR ☐ or to WITHHOLD ☐ from Voting on the appointment of BDO USA, LLP to act as auditors of MDC Partners and to authorize the Audit Committee to fix their remuneration.
3.	to Vote FOR ☐ or AGAINST ☐ approval of the 2016 Stock Incentive Plan.
4.	to Vote FOR ☐ or AGAINST ☐ a non-binding advisory resolution on the Company’s executive compensation.

I HEREBY REVOKE ANY PRIOR PROXY OR PROXIES IN FAVOR OF THE NOMINEE. WITH RESPECT TO AMENDMENTS OR VARIATIONS TO ANY MATTER IN THE NOTICE OF MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING, I HEREBY CONFER DISCRETIONARY AUTHORITY ON THE PERSON WHO VOTES AND ACTS ON MY BEHALF HEREUNDER TO VOTE WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE ABOVE MATTERS AND ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AS HE OR SHE THINKS FIT. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ON ANY VOTE OR BALLOT CALLED.

DATED this    day of         , 2016.

PRINT NAME:

Signature of Registered Shareholder:

Number of Class B Shares Represented Hereby:

INSTRUCTIONS FOR PROXY:

1.	This proxy must be dated and signed by a shareholder or his or her attorney duly authorized in writing, or if the shareholder is a corporation, by the proper officers or directors under its corporate seal, or by an officer or attorney thereof duly authorized. When signing in a fiduciary or representative capacity, please give full title as such.
2.	A shareholder has the right to appoint a person to attend and act for him or her and on his or her behalf at the Meeting other than the persons designated in this form of proxy. Such right may be exercised by filling in the name of such person in the blank space provided and striking out the names of management’s nominees. A person appointed as nominee to represent a shareholder need not be a shareholder of MDC Partners. A person appointed as your proxy holder must be present at the Meeting to vote.
3.	If not dated, this proxy is deemed to bear the date on which it was mailed on behalf of the management of MDC Partners.
4.	Each shareholder who is unable to attend the Meeting is respectfully requested to date and sign this form of proxy and return it using the self-addressed envelope provided.
5.	To be valid, this proxy must be received by the proxy department of CST Trust Company, Attn: Proxy Department, not later than 10:00 a.m. (Eastern Daylight Time) on Monday, May 30, 2016, or 48 hours before the time of the holding of any adjourned or postponed Meeting, or delivered to the Chairman on the day of the Meeting or any adjournment or postponement thereof. The proxy cut off time may be waived or extended by the chairman of the meeting without notice. Proxies may be submitted by one of the following alternative methods:

By Internet:  www.cstvotemyproxy.com and enter the 13 digit control number printed on the form of proxy and follow the instructions on screen;

By Phone:  1-888-489-5760 (toll-free in North America) and enter the 13 digit control number printed on the form of proxy;

By Email:  proxy@canstockta.com;

By Fax:  416-368-2502 or 1-866-781-3111 (toll-free in North America); or

By Mail:  CST Trust Company, Attn. Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1.

6.	Any of the joint holders of common shares of MDC Partners may sign a form of proxy in respect of such common shares but, if more than one of them is present at the Meeting or represented by proxy holder, then that one of them whose name appears first in the register of the holders of such common shares, or that one’s proxy holder will alone be entitled to vote in respect thereof.

Any questions and requests for assistance may be directed to the
Proxy Solicitation Agent:

The Exchange Tower
130 King Street West, Suite 2950, P.O. Box 361
Toronto, Ontario
Canada M5X 1E2

Call Toll-Free at: 1-866-228-8614 within North America
Call Collect at: 416-867-2272 outside North America
E-mail: contactus@kingsdaleshareholder.com
Facsimile: 416-867-2271
Toll Free Facsimile: 1-866-545-5580